UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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◻	Soliciting Material Pursuant to Section 240.14a-12

Calavo Growers, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Since 1924

The First Name in Avocados

LETTER TO OUR SHAREHOLDERS:

To Our Shareholders:

Our company, like most, has faced many challenges over the years, but none as pervasive and rapid as the pandemic of 2020. Our entire team was put to the test as we executed a lightning-fast response across all our operations to ensure the safety of our work environment (4,000 colleagues in Mexico and the United States), our products and our customers. I am very grateful for their tireless efforts and their ability to be both flexible and innovative regardless of many new obstacles to hurdle. As I write this letter, we are still dealing with COVID-19, yet I am confident that our company has made it through the worst and will emerge stronger, more adaptable and better positioned for future growth in the post-pandemic world.

We are fortunate to operate in a business sector that is very resilient. The fresh food industry is capable of absorbing the broad effects of COVID-19, adapting based on the needs of our consumers and coming out of the pandemic in strong fashion. Our three business units supporting Calavo’s efforts (Fresh, Foods, and Renaissance Food Group) are well-positioned for continued long-term growth.

COVID-19 Pandemic

The health and safety of our employees has always been a top priority. We have a long record of being committed to the highest safety standards, and with the pandemic, we took additional steps to ensure a safe working environment across all our facilities, distribution centers and packing houses. We implemented extra sanitation practices across common areas, breakrooms and offices. We also added social distancing protocols, which included organizing employees into small teams who work, break and lunch together to minimize contact with others. When you think about the food supply chain and all the points of contact handling along the way, we are very proud that our efforts minimized disruptions and allowed us to safely serve our customers.

That said, 2020 results were far below our original plan for the fiscal year. Total revenue declined 11%, gross profit was down 220 basis points and adjusted EBITDA decreased 38%. There were a few factors that contributed to underperformance. There was a bumper crop of avocados from Mexico and California, which boosted supply and caused a quick and rapid decrease in prices which made it difficult for us to maintain our margins. This situation was then exacerbated with the impact of the COVID-19 pandemic, which led to substantially decreased demand from foodservice outlets due to store closures, a disruption of customer foot traffic at grocers, and separately from the pandemic, the closure of our co-packing partner in the Midwest.

There were bright spots in the year. Overall avocado volume increased 7%, as we sold approximately 380 million pounds of avocados (a record for our company), reflecting an upward trend in U.S. household consumption that is a long-term positive for our business. With disciplined financial stewardship and capital allocation, we maintained a strong balance sheet along with ample financial flexibility, and we also increased our annual dividend by 4.5%, which extended our track record to 19 consecutive years of dividend payouts to shareholders and our 9th consecutive year of increasing dividends.

Strategic Initiatives

When facing the unpredictable, it’s important to remain focused on what’s in our control. Throughout 2020, we took steps to improve processes, innovation and efficiency across our organization. We executed on several initiatives to position our company for long-term success, which included 1) consolidating the organizational structures of our three business segments; 2) optimizing these segments to drive growth and profitability; 3) fully developing the potential of our people; 4) advancing our ESG program; and 5) continuing our commitment to provide transparent investor communications.

On this last point, in 2020 we accomplished many firsts with the investor community, including initiating quarterly earnings conference calls for our investors. We also produced an investor presentation, which can be found on our website (ir.calavo.com), and have since participated in a series of investor conferences. We look forward to enhancing our efforts in the year ahead.

Sustainability and Corporate Responsibility Committee

Sustainable business practices have been part of Calavo’s corporate culture for decades, and we are now taking a proactive approach to communicating our ESG commitment. In 2020, we published our second annual Sustainability Report, which details our accomplishments and new initiatives across the areas of facilities and operations, people and communities, and products and governance. To reflect Calavo’s deep commitment to corporate responsibility, we also formed a separate Board committee as oversight for our ESG initiatives.

For nearly 100 years, we have had a history of successfully evolving our business to meet changing consumer demands for nutritious and delicious fresh food. The growing, marketing and distribution of food products, and especially perishables like avocados, is a unique and challenging business. For that reason, our Board became heavily weighted with avocado growers for their distinct knowledge of the agricultural side of the business.

While we are very grateful for their guidance over the years and many of the growers remain an integral part of our Board, we believe the best interests of our company will be served by more diversity in perspective, experience and skills on our Board of Directors. It is our long-term objective to both right-size and refresh our Board, and in 2020 we made progress toward these goals. Three of our longstanding directors decided not to stand for re-election, and Farha Aslam was appointed to the Board. Ms. Aslam was Managing Director and Senior Analyst covering Food and Agribusiness at Stephens from 2004-2018. Her extensive experience in capital markets and the food industry will serve our Board and company during our next phase of profitable growth. With Ms. Aslam’s appointment, we now have seven Board members, or greater than 63%, who are independent directors. While we will continue our efforts to attract new, top-caliber members, we are making progress toward more diverse Board oversight.

Conclusion

While there will always be uncontrollable factors that influence our results, the pandemic certainly tested our entire organization. Our team not only rose to new challenges—they also built stronger connections with our customers as we worked together to find innovative solutions that will enhance our reputation as a valued strategic partner in the years to come. We are excited about our strategic initiatives and believe we will be even better positioned to compete and succeed in 2021 and beyond.

On behalf of our Board of Directors and our nearly 4,000 employees, thank you for your support and confidence in Calavo.

Sincerely,

/s/ James Gibson

James Gibson

Chief Executive Officer

Since 1924

The First Name in Avocados

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 21, 2021

TO THE SHAREHOLDERS OF CALAVO GROWERS, INC.:

We are pleased to invite you to attend the 2021 Annual Meeting of Shareholders of Calavo Growers, Inc. The meeting will be held on April 21, 2021 at 15765 W. Telegraph Road, Santa Paula, California 93060 and virtually at 1:00 p.m. Pacific Time for the following purposes:

(1)	To elect the eleven directors named in the accompanying proxy statement, each for a term of one year;
(2)	To ratify the appointment of our independent registered public accounting firm for fiscal year 2021;
(3)	To conduct an advisory vote on executive compensation;
(4)	To approve the Calavo Growers, Inc 2020 Equity Incentive Plan; and
(5)	To transact such other business as may properly come before the meeting.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice.

Due to continued public health concerns related to the spread of COVID-19, we will provide our shareholders with the opportunity to attend our 2021 Annual Meeting of Shareholders via live webcast by visiting www.virtualshareholdermeeting.com/CVGW2021 at the designated meeting time.

Instead of mailing a printed copy of our proxy materials to all our shareholders, we provide access to these materials via the Internet. This reduces the amount of paper necessary to produce these materials as well as the costs associated with mailing these materials to all shareholders. Accordingly, on or about March 1, 2021, we will begin mailing a Notice of Internet Availability of Proxy Materials to all shareholders of record on our books at the close of business on February 22, 2021, the record date for the 2021 Annual Meeting of Shareholders, and will post our proxy materials on the website referenced in the notice. As more fully described in the notice, shareholders may choose to access our proxy materials on the website referred to in the notice or may request to receive a printed set of our proxy materials. In addition, the notice and website provide information regarding how you may request to receive proxy materials in printed form by mail, or electronically by email, on an ongoing basis.

The close of business on February 22, 2021 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof. All shareholders are cordially invited to attend the Annual Meeting and to do so personally for maximum safety. If you plan to attend the Annual Meeting virtually or in person and you wish to vote your shares personally, you may do so at any time before the proxy is voted. For any shareholders who plan to attend the meeting in person, the Company will, to the extent practical, employ “social distancing” and limit physical interaction as recommended by public health authorities. We request that you indicate your intent to attend in person by emailing 2021proxy@calavo.com.

By order of the Board of Directors,

/s/ James Gibson	/s/ J. Link Leavens

James Gibson	J. Link Leavens
Chief Executive Officer	Chairman of the Board of Directors

March 1, 2021

Santa Paula, California

Since 1924

The First Name in Avocados

1141-A Cummings Road

Santa Paula, California 93060

(805) 525-1245

PROXY STATEMENT

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2021 ANNUAL MEETING TO BE HELD ON WEDNESDAY, APRIL 21, 2021

Copies of this proxy statement, the form of proxy card and the 2020 Annual Report to Shareholders, which includes our 2020 Form 10-K (the “2020 Annual Report”) are available at http://ir.calavo.com/financial-information or by emailing 2021proxy@calavo.com.

This proxy statement contains information related to the Annual Meeting of Shareholders of Calavo Growers, Inc. to be held on Wednesday, April 21, 2021, at 15765 W. Telegraph Road, Santa Paula, California 93060 and virtually beginning at 1:00 p.m. Pacific Time. Due to continued public health concerns related to the spread of COVID-19, the Company will provide its shareholders the opportunity to attend our 2021 Annual Meeting of Shareholders via live webcast by visiting www.virtualshareholdermeeting.com/CVGW2021 at the designated meeting time. The meeting will consist of the formal business portion of the meeting only, and the Company is offering this alternative way for shareholders to obtain meeting information and results without attending in person.

On or about March 1, 2021, we will begin mailing a Notice of Internet Availability of Proxy Materials to our shareholders (other than those who previously requested electronic or paper delivery of proxy materials), directing shareholders to a website where they can access our proxy materials, including this proxy statement and the 2020 Annual Report, and view instructions on how to vote. If you would prefer to receive a paper copy of our proxy materials, please follow the instructions included in the notice. If you have previously elected to receive our proxy materials electronically, you will continue to receive access to those materials via e-mail unless you elect otherwise.

You will be able to attend the Annual Meeting, vote and submit your questions during the Annual Meeting via live webcast by visiting www.virtualshareholdermeeting.com/CVGW2021. Prior to the Annual Meeting, you will be able to vote at www.proxyvote.com. Note that cumulative voting for directors will not be allowed via the live webcast.  Shareholders who wish to vote cumulatively for directors should provide proxy instructions before the Annual Meeting at www.proxyvote.com.  Shareholders will be able to vote cumulatively for directors in person at the Annual Meeting, but there will be no difference in the tallying of cumulative votes for directors provided through instructing a proxy in advance at www.proxyvote.com compared to voting in person at the Annual Meeting. Shareholders therefore need not attend the Annual Meeting in person simply to vote cumulatively for directors.

For any shareholders who plan to attend the meeting in person, the Company will, to the extent practical, employ “social distancing” and limit physical interaction as recommended by public health authorities.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Proxy Materials

Why am I receiving these materials?

The Board of Directors (the “Board”) of Calavo Growers, Inc. (“Calavo,” the “Company,” “we,” our” or “us”), a California corporation, is providing these proxy materials for you in connection with our annual meeting of shareholders, which will take place on April 21, 2021. As a shareholder, you are invited to virtually attend the annual meeting and are entitled to, and requested to, vote on the items of business described in this proxy statement. This proxy statement includes information that we are required to provide to you under the rules of the U.S. Securities and Exchange Commission (the “SEC”) and that is designed to assist you in voting your shares. Due to the COVID-19 pandemic, the Annual Meeting will be held in a partially virtual format to provide a safe experience for our shareholders and employees.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

In accordance with the rules adopted by the SEC, we may furnish proxy materials, including this proxy statement and our 2020 Annual Report, to our shareholders by providing access to such documents on the Internet instead of mailing printed copies. Most shareholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice of Internet Availability of Proxy Materials, which we will begin mailing to our shareholders on or about March 1, 2021, will instruct you as to how you may access and review all of the proxy materials over the Internet. The notice also instructs you as to how you may submit your proxy on the Internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice.

What is included in the proxy materials?

The proxy materials include:

●	Our proxy statement for the annual meeting of shareholders;
●	Our 2020 Annual Report, which includes our 2020 Form 10-K; and
●	A proxy card or a voting instruction card for the annual meeting.

What information is contained in this proxy statement?

The information included in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, our Board and Board committees, the compensation of our directors and current executive officers, and other required information.

How may I obtain a copy of Calavo’s 2020 Annual Report to Shareholders, Form 10-K and/or other financial information?

A copy of our 2020 Annual Report to Shareholders, which includes our 2020 Form 10-K, is available without charge at http://ir.calavo.com/financial-information or by emailing 2021proxy@calavo.com.

Calavo also will furnish any exhibit to our 2020 Form 10-K, if specifically requested, for a fee of $0.20 per page to cover our expenses.

How may I request multiple sets of the Notice of Internet Availability of Proxy Materials or proxy materials if two or more shareholders reside in my household?

We have adopted a procedure called "householding." Under this procedure, we may deliver a single copy of the Notice of Internet Availability of Proxy Materials and, if you requested printed versions by mail, this proxy statement and the 2020 Annual Report to multiple shareholders who share the same address unless we have received contrary instructions from one or more of the shareholders. This procedure reduces the environmental impact of our annual meetings and reduces our printing and mailing costs. Shareholders who participate in householding will continue to receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice of Internet Availability of Proxy Materials and, if you requested printed versions by mail, this proxy statement and the 2020 Annual Report to any shareholder that elects not to participate in householding. Requests for additional copies of the Notice of Internet Availability of Proxy Materials, and if you requested printed version by mail, this proxy statement and 2020 Annual Report, and requests that in the future separate documents be sent to shareholders who share an address, should be directed by emailing 2021proxy@calavo.com.

How may I request a single Notice of Internet Availability of Proxy Materials or set of proxy materials for my household?

If you share an address with another shareholder and have received multiple copies of our Notice of Internet Availability of Proxy Materials or, if you requested printed versions by mail, proxy materials, you may write us at the email address set forth in the preceding paragraph to request delivery of a single copy of these materials.

What should I do if I receive more than one set of voting materials?

You may receive more than one set of voting materials, including multiple copies of Notice of Internet Availability of Proxy Materials and, if you requested printed versions by mail, this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete each Calavo proxy card and voting instruction card that you receive.

Voting Information

What items of business will be voted on at the annual meeting?

The items of business scheduled to be voted on at the annual meeting are:

●	The election of directors
●	The ratification of Calavo’s independent registered public accounting firm for the 2021 fiscal year
●	Advisory vote on executive compensation
●	The approval of the Calavo Growers, Inc. 2020 Equity Incentive Plan

We also will consider any other business that properly comes before the annual meeting. See “What is the deadline to propose actions for consideration at next year’s annual meeting of shareholders?” below.

What happens if additional matters are presented at the annual meeting?

Other than the four items of business described in this proxy statement, we are not aware of any other business to be acted upon at the annual meeting. If you grant a proxy, the persons named as proxy holders, J. Link Leavens and Scott Van Der Kar, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any reason any of our nominees are not available as candidates for directors, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board.

How does the Board recommend that I vote?

Our Board recommends that you vote your shares FOR each of the eleven nominees for election to the Board, FOR the ratification of our independent registered public accounting firm for the 2021 fiscal year, FOR the approval of the compensation of Calavo’s named executive officers, and FOR the approval of the Calavo Growers, Inc. 2020 Equity Incentive Plan.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

Many Calavo shareholders hold their shares through a broker, or other nominee, rather than directly in their own names. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Shareholder of Record

If your shares are registered directly in your name with our transfer agent, Computershare, you are considered, with respect to those shares, the shareholder of record, and we are sending the Notice of Internet Availability of Proxy Materials or the proxy materials directly to you. As the shareholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the meeting.

Beneficial Owner

If your shares are held in a brokerage account, or by another nominee, you are considered the beneficial owner of shares held in street name, and the Notice of Internet Availability of Proxy Materials or the proxy materials are being forwarded to you by your broker, trustee or nominee together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote and are also invited to attend the annual meeting.

Since a beneficial owner is not the shareholder of record, you may not vote these shares at the meeting, unless you obtain a "legal proxy" from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. Your broker, trustee or nominee should provide voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares.

What shares can I vote?

Each share of Calavo common stock issued and outstanding as of the close of business on February 22, 2021, the Record Date for the annual meeting, is entitled to be voted on all items being voted upon at the annual meeting. You may vote all shares owned by you as of this time, including (1) shares held directly in your name as the shareholder of record, and (2) shares held for you as the beneficial owner through a broker, trustee or other nominee such as a bank. On the Record Date, we had 17.7 million shares of common stock issued and outstanding.

How can I vote my shares in person at the meeting?

Shares held in your name as the shareholder of record may be voted in person at the annual meeting.  Shares held beneficially in street name may be voted in person at the annual meeting only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares.  Even if you plan to attend the annual meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the meeting.

How can I vote my shares without attending the annual meeting?

Whether you hold shares directly as the shareholder of record or beneficially in street name, you may direct how your shares are voted without attending the annual meeting. If you are a shareholder of record, you may vote by submitting a proxy. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee. For directions on how to vote, please refer to the instructions below and those included on the Notice of Internet Availability of Proxy Materials or, for shares held beneficially in street name, the voting instructions provided by your broker, trustee or nominee.

Shareholders of record of Calavo common stock may submit proxies by following the instructions set forth in the Notice of Internet Availability of Proxy Materials or completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelopes, as applicable.

What is the deadline for voting my shares?

If you hold shares as the shareholder of record, your vote by proxy must be received before the polls close at the annual meeting on April 21, 2021 at 1:00 p.m. pacific time.

If you are the beneficial owner of shares held through a broker, trustee or other nominee, please follow the voting instructions provided by your broker, trustee or nominee.

May I change my vote?

You may change your vote at any time prior to the vote at the annual meeting on April 21, 2021 at 1:00 p.m. pacific time. If you are the shareholder of record, you may change your vote at any time before it is voted at the meeting by transmitting a new proxy bearing a later date (which automatically revokes the earlier proxy), by sending a written notice of revocation to the Corporate Secretary for receipt prior to the meeting at the email address shown under the question below titled, “What is the deadline to propose actions for consideration at next year's annual meeting of shareholders?”. For shares you hold beneficially in the name of a broker, trustee or other nominee, you may change your vote by submitting new voting instructions to your broker, trustee or nominee.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Calavo or to third parties, except: (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, and (3) to facilitate a successful proxy solicitation. Occasionally, shareholders provide on their proxy card written comments, which are then forwarded to Calavo management.

How may I vote on each proposal?

In the election of directors, you may vote "FOR" or "WITHHOLD AUTHORITY" with respect to each of the nominees.

In the election of directors, you also may cumulate your votes as described in the question below titled, "Is cumulative voting permitted for the election of directors?"

You may vote "FOR," "AGAINST" or "ABSTAIN" with respect to the proposal to ratify the appointment of our independent registered public accounting firm for the 2021 fiscal year.

You may vote "FOR," "AGAINST" or "ABSTAIN" with respect to the advisory vote on executive compensation.

With respect to the approval of the Calavo Growers, Inc. 2020 Equity Incentive Plan, you may vote “FOR,” “AGAINST” or “ABSTAIN”.

If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items. If you vote online or sign and return a proxy card or voting instruction card without giving specific instructions, your shares will be voted in accordance with the recommendations of the Board (FOR all of our nominees to the Board, FOR ratification of the appointment of our independent registered public accounting firm, FOR the advisory approval of the compensation of Calavo’s named executive officers and FOR the approval of Calavo Growers, Inc. 2020 Equity Incentive Plan).

What happens if a director nominee receives a greater number of “WITHHELD” votes than “FOR” votes?

If a director nominee in an uncontested election receives a greater number of votes “WITHHELD” from his or her election than votes “FOR” that director’s election, the nominee must promptly offer his or her resignation to the Board. A committee consisting of the Board’s independent directors (which will specifically exclude any director who is required to offer his or her own resignation) will consider all relevant factors and decide on behalf of the Board the action to be taken with respect to such offered resignation and will determine whether to accept the resignation or take other action. The Company will publicly disclose the Board’s decision with regard to any resignation offered under these circumstances with an explanation of how the decision was reached, including, if applicable, the reasons for rejecting the offered resignation.

What is the voting requirement to approve each of the proposals?

In the election of directors, the eleven director candidates receiving the highest number of affirmative votes will be elected. Approval to ratify the appointment of our independent registered public accounting firm for the 2021 fiscal year, approval of the advisory vote on executive compensation, and approval of the Calavo Growers, Inc. 2020 Equity Incentive Plan each requires the affirmative vote of a majority of those shares present in person or represented by proxy and voting on that proposal at the annual meeting.

If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote your shares on routine matters, but cannot vote your shares on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”

Broker non-votes and abstentions will not affect the outcome of any of the proposals to be voted upon.

Which ballot measures are considered “routine” or “non-routine”?

The ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2021 (Proposal No. 2) is considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal No. 2.

The election of directors (Proposal No. 1), the advisory vote on executive compensation (Proposal No. 3), and the approval of the Calavo Growers, Inc. 2020 Equity Incentive Plan (Proposal No. 4) are considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters and, as a result, there may be broker non-votes on Proposals Nos. 1, 3 and 4.

Is cumulative voting permitted for the election of directors?

In the election of directors, you may elect to cumulate your vote. Cumulative voting will allow you to allocate among the director nominees, as you see fit, the total number of votes equal to the number of director positions to be filled multiplied by the number of shares you hold. For example, if you own 100 shares of stock and there are 11 directors to be elected at the annual meeting, you may allocate 1,100 "FOR" votes (11 times 100) among as few or as many of the 11 nominees to be voted on at the annual meeting as you choose. You may not cumulate your votes against a nominee. The 11 nominees receiving the highest number of votes will be elected.

If you are a shareholder of record and choose to cumulate your votes, you will need to submit a proxy card or, if you vote in person at the annual meeting, submit a ballot and make an explicit statement of your intent to cumulate your votes, either by so indicating in writing on the proxy card or by indicating in writing on your ballot when voting at the annual meeting. Note that online voting does not support cumulative voting for directors by shareholders of record. Note also that cumulative voting for directors will not be allowed via the live webcast.  Shareholders who wish to vote cumulatively for directors should provide proxy instructions before the Annual Meeting at www.proxyvote.com.  Shareholders will be able to vote cumulatively for directors in person at the Annual Meeting, but there will be no difference in the tallying of cumulative votes for directors provided through instructing a proxy in advance at www.proxyvote.com compared to voting in person at the Annual Meeting. Shareholders therefore need not attend the Annual Meeting in person simply to vote cumulatively for directors. If you hold shares beneficially through a broker, trustee or other nominee and wish to cumulate votes, you should contact your broker, trustee or nominee.

If you vote online or by signing and returning a proxy card or voting instruction card with no further instructions, J. Link Leavens and Scott Van Der Kar, as proxy holders, may cumulate and cast your votes in favor of the election of some or all of the applicable nominees in their sole discretion, except that none of your votes will be cast for any nominee as to whom you withhold your vote.

Cumulative voting applies only to the election of directors. For all other matters, each share of common stock outstanding as of the close of business on February 22, 2021, the record date for the annual meeting, is entitled to one vote.

Who will serve as inspector of elections?

The inspector of elections will be a representative from investor communication company American Election Services, LLC.

Who will bear the cost of soliciting votes for the annual meeting?

We are making this solicitation and will pay substantially all of the costs of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. We have retained Broadridge Financial Solutions, to assist with the distribution and tabulation of proxies from the shareholders of record. We will also reimburse banks, brokers or other nominees for their costs of sending our proxy materials to beneficial owners. Directors, officers or other employees of ours may also solicit proxies from shareholders in person, by telephone, facsimile transmission or other electronic means of communication without additional compensation.

Where can I find the voting results of the annual meeting?

We intend to announce preliminary voting results at the annual meeting and publish final results on a Form 8-K filed with the SEC shortly after our annual meeting.

What if I have questions for Calavo’s transfer agent?

Please contact our transfer agent, contact information listed below, with questions concerning stock certificates, dividend checks, transfer of ownership or other matters pertaining to your stock account.

Computershare Trust Company, N.A.

PO Box 505000

Louisville, KY 40233-5000

Overnight Delivery:

462 South 4th Street Suite 1600

Louisville, KY 40202

(800) 962-4284

Foreign Holders: (781) 575-3120

Shareholder website: www.computershare.com/investor

Shareholder online inquiries: www-us.computershare.com/Investor/Contact

Annual Meeting Information

What is the purpose of the annual meeting?

At our annual meeting, shareholders will act upon the matters outlined in the notice of meeting on the cover page of this proxy statement, including the election of directors, the ratification of our independent registered public accounting firm, an advisory vote on executive compensation, and the approval of the Calavo Growers, Inc. 2020 Equity Incentive Plan.

Who can attend the meeting?

All shareholders as of the record date, or their duly appointed proxies, may attend the meeting. Due to the COVID-19 pandemic, the Annual Meeting will be held in a partially virtual format to provide a safe experience for our shareholders and employees.

For any shareholders who plan to attend the meeting in person, the Company will, to the extent practical, employ “social distancing” and limit physical interaction as recommended by public health authorities. Please contact 2021proxy@calavo.com if you plan on attending in person.

How many shares must be present or represented to conduct business at the annual meeting?

The quorum requirement for holding the annual meeting and transacting business is that holders of a majority of shares of our common stock entitled to vote must be present in person or represented by proxy. Both abstentions and broker non-votes described previously in the question above titled, “What is the voting requirement to approve each of the proposals?” are counted for the purpose of determining the presence of a quorum.

Shareholder Proposals, Director Nominations and Related Bylaw Provisions

What is the deadline to propose actions for consideration at next year's annual meeting of shareholders?

You may submit proposals for consideration at future shareholder meetings. For a shareholder proposal to be considered for inclusion in our proxy statement for the annual meeting next year, the written proposal must be received by our Corporate Secretary, at our principal executive offices, no later than November 1, 2021. If the date of next year's annual meeting is moved more than 30 days before the anniversary date of this year's annual meeting, the deadline for inclusion of proposals in our proxy statement is instead a reasonable time before we begin to print and mail our proxy materials. Such proposals also will need to comply with Securities and Exchange Commission regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company-sponsored proxy materials. Proposals should be emailed to 2022proxy@calavo.com.

In accordance with the advance notice provisions of our bylaws, notice of any proposal that a shareholder intends to present at the 2022 annual meeting of shareholders, but which the shareholder does not intend to have included in our proxy statement for next year’s annual meeting, as well as any director nominations by a shareholder, must be delivered to our Corporate Secretary at the address specified in the preceding paragraph not earlier than the close of business on December 22, 2021 and not later than the close of business on January 21, 2022. Each such notice must be made by a shareholder of record and must also contain the information specified in our bylaws for director nominations and other shareholder proposals.

How may I recommend or nominate individuals to serve as directors?

You may propose director candidates for consideration by the Board's Nominating and Corporate Governance Committee. Any such recommendations should include the nominee's name and qualifications for Board membership and should be directed to our Corporate Secretary at the address of our principal executive offices set forth above.

In addition, our bylaws permit a shareholder to nominate directors for election at an annual shareholders’ meeting, but only if the shareholder complies with the procedures that are set forth in the bylaws. See “What is the deadline to propose actions for consideration at next year's annual meeting of shareholders?” above.

How may I obtain a copy of Calavo’s Bylaw provisions regarding shareholder proposals and director nominations?

Please email 2021proxy@calavo.com for a copy of the relevant bylaw provisions regarding the requirements for nominating director candidates and making shareholder proposals. In addition, our bylaws are included as an exhibit in our filed form 10-K filed with the SEC on December 21, 2020.

How may I communicate with Calavo's Board of Directors?

You may submit an e-mail to our Board at boardmembers@calavo.com. All directors have access to this e-mail address.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

We are committed to having sound corporate governance principles. Having such principles is essential to running our business efficiently and to maintaining our integrity in the marketplace. We have adopted a code of business conduct and ethics that applies to all of our directors, officers and employees. Copies of our code of business conduct and ethics and our Board committee charters are posted on our website at http://www.calavo.com under “Investor Relations – Corporate Governance”.

Shareholders may request free printed copies of our code of business conduct and ethics and our Board committee charters by emailing 2021proxy@calavo.com.

Board Structure, Independence of Directors and Committee Composition

Lecil E. Cole retired from the board of directors as of March 1, 2021. As of the date of this proxy statement, our Board has eleven directors. The Board has recommended the election of the eleven director nominees who are identified in this proxy statement, each of whom currently is a director of Calavo.

The Board has determined that each of the following seven non-employee directors standing for election is independent under applicable NASDAQ rules: Farha Aslam, Marc L. Brown, Michael A. DiGregorio, James Helin, Steven Hollister, Kathleen Holmgren, and John M. Hunt.

The Board has the following five committees: (1) Executive, (2) Audit, (3) Nominating and Corporate Governance, (4) Compensation, and (5) Sustainability and Corporate Responsibility Committee. The membership during the last fiscal year and through the date of this proxy statement, and the function of each of the committees, are described below. During fiscal year 2020, the Board held 11 meetings. Each director attended at least 75% of all Board and applicable Committee meetings for which he or she served as a Committee member during the period of time that each such director was a member of the Board. Directors are encouraged by the Board to attend the annual meetings of Calavo’s shareholders, and all of our directors attended the 2020 annual meeting of shareholders in person or virtually.

The Board has determined that each current member of the Audit Committee, Nominating and Corporate Governance Committee, Compensation Committee, and Sustainability and Corporate Responsibility Committee is independent within the meaning of applicable NASDAQ rules, and that each current member of the Audit Committee is independent within the meaning of applicable rules of the SEC and NASDAQ regarding the independence of audit committee members and meets NASDAQ’s financial knowledge and sophistication requirement. The Board has also determined that each member of the Compensation Committee is a “non-employee director” within the meaning of applicable SEC rules and is independent within the meaning of applicable NASDAQ rules regarding the independence of compensation committee members.

Director	Executive Committee	Audit Committee	Nominating and Corporate Governance Committee	Compensation Committee	Sustainability and Corporate Responsibility Committee
Farha Aslam		*		*	*
Marc L. Brown			*		*
Michael A. DiGregorio		**	*	*
Harold S. Edwards	*
James Helin			*		**
Steven Hollister		*		**
Kathleen M. Holmgren	*	*		*
John M. Hunt			**		*
J. Link Leavens	**
Donald M. Sanders	*
Scott Van Der Kar	*
Number of meetings in fiscal year 2020	1	8	3	8	0

*Member.

**Chair.

Executive Committee. The Executive Committee exercises the authority of the Board of Directors when the Board is not in session, as permitted by law.

Audit Committee. The Audit Committee assists the Board and management in fulfilling their responsibilities for generally overseeing our financial reporting processes and the audit of our financial statements, including the integrity of our financial statements, our compliance with legal and regulatory requirements, the qualifications and independence of the independent registered public accounting firm, and the performance of our internal audit function and the independent registered public accounting firm. Among other things, the Audit Committee prepares the Audit Committee report for inclusion in the annual proxy statement; appoints, evaluates and determines the compensation of the independent registered public accounting firm; reviews and approves the scope of the annual audit, the audit fee and the financial statements; reviews our disclosure controls and procedures, internal controls, internal audit function, and corporate policies with respect to financial information and earnings guidance; oversees investigations into complaints concerning financial matters; reviews other risks that may have a significant impact on our financial statements; and reviews transactions with related persons. The Audit Committee works closely with management, as well as the independent registered public accounting firm.

The Board has determined that Farha Aslam and Michael A. DiGregorio are audit committee financial experts as defined by SEC rules and applicable listing standards.

The report of the Audit Committee of the Board of Directors is included in the proxy statement on page 56. The charter of the Audit Committee is on our website at www.calavo.com under “Investor Relations – Corporate Governance”.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee recommends candidates to be nominated for election as directors at our annual meeting, consistent with criteria approved by the Board; develops and reviews corporate governance principles and related policies for approval by the Board; periodically assesses the size and composition of the Board, including developing and reviewing director qualifications for approval by the Board; considers director candidates proposed by shareholders; reviews proposed changes to our Articles of Incorporation and Bylaws; and reviews shareholder proposals in conjunction with the Chairman of the Board and recommends Board responses.

The charter of the Nominating and Corporate Governance Committee is on our website at www.calavo.com under “Investor Relations – Corporate Governance”.

Compensation Committee. The Compensation Committee reviews and approves the Compensation Committee report required by the SEC for inclusion in the annual proxy statement and has authority to retain compensation consultants. Other specific duties and responsibilities of the Compensation Committee include reviewing and approving objectives relevant to executive officer compensation; determining the compensation of executive officers in accordance with those objectives; approving severance arrangements and other applicable agreements for executive officers; overseeing our equity-based and incentive compensation plans for executive officers; and recommending compensation policies and practices for service on the Board and its committees. For a description of the processes and procedures used by the Compensation Committee for the consideration and determination of executive and director compensation, see “Executive Compensation - Compensation Discussion and Analysis.”

The charter of the Compensation Committee is posted on our website at www.calavo.com under “Investor Relations – Corporate Governance”.

Sustainability and Corporate Responsibility Committee. The Sustainability and Corporate Responsibility Committee was created by the board of directors at the beginning of fiscal 2021. Calavo believes sustainable practices support long term ecological balance, environmental soundness and social equity. The Sustainability and Corporate Responsibility Committee reviews and approves sustainability goals and progress towards those goals and reviews the Company’s annual published sustainability report. Calavo’s sustainability policies and annual sustainability report is posted on our website at www.calavo.com under “sustainability”. The charter of the Sustainability and Corporate Responsibility Committee is posted on our website at http://ir.calavo.com/corporate-governance/governance-policies-and-documents/default.aspx.

Board Operations

Board Leadership Structure

The leadership structure of the Board of Directors is centered on the concept of an appropriate balance between management and the Board of Directors.  The Board believes that it is in the best interest of Calavo and its shareholders for the Board to make a periodic determination regarding whether or not to separate the roles of Chairman and Chief Executive Officer based upon applicable facts and circumstances.  During the period in which Lecil E. Cole served as Calavo’s Chief Executive Officer, the Board believed that, because of Mr. Cole’s extensive experience with all aspects of Calavo’s business operations and governance, it was not necessary or in the best interests of Calavo’s shareholders for the positions of Chairman of the Board and Chief Executive Officer to be separated.

Mr. Cole retired as Calavo’s Chief Executive Officer and President on January 31, 2020, and Mr. Cole retired as Chairman of the Board of Directors on February 26, 2020. The Board took Mr. Cole’s retirement as an opportunity to reconsider whether the positions of Chairman of the Board and Chief Executive Officer should be separated. The Board concluded that, in light of the appointment of a new Chief Executive Officer, it is now in the best interest of Calavo and its shareholders that the positions of Chairman of the Board and Chief Executive Officer be separated.  The Board believes that this separation is desirable because it will allow the newly appointed Chief Executive Officer to focus on the operations of Calavo while the newly appointed Chairman of the Board, J. Link Leavens, focuses on long-range strategic issues and corporate governance. Mr. Leavens has served as a non-employee director of Calavo since 1987 and has extensive experience with Calavo’s business operations and governance.

Board Refreshment

The Board recognizes the importance of Board refreshment, and we accordingly allow for annual elections of all directors. The Nominating and Corporate Governance Committee evaluates the qualifications and performance of each incumbent director before recommending his or her nomination each year. With Lecil Cole’s, Egidio Carbone, Jr.’s and Dorcas Thille’s decisions to not stand for re-election, the Board identified and accepted Ms. Fahra Aslam to the Board, effective January 3, 2021. Ms. Aslam brings extensive capital markets and food industry experience to the Board. Ms. Aslam’s nomination demonstrates the Board’s commitment to refreshment with independent nominees who provide perspectives and experience to advance our near- and long-term business strategy.

Self-Evaluations

The Board and each committee other than the Executive Committee have historically informally conducted annual self-evaluations. Beginning in 2021 the Nominating and Corporate Governance Committee will implement and oversee a formalized process of self-evaluations, which may include interviews, discussions and written questionnaires.

We expect the self-evaluations to cover the following topics, among others:

•	Board and committee composition, including whether the Board has the right mix of diverse experience, background and ideas at policy-making levels;
•	Satisfaction with the performance of our Non-Executive Chairman, committee chairs and individual directors;
•	Satisfaction with Board materials, agenda setting and discussions, and access to senior management.

Sustainability

Sustainability has become increasingly important to our customers, employees, and business strategy, and we are focused on operating our business in a sustainable manner. Sustainability is a key topic of conversation in all material aspects of our business. Our sustainability strategy includes:

•	A commitment to long-term ecological balance, environmental soundness and social equity throughout our enterprise;
•	Exploring ways to optimize energy usage, reduce water consumption, and convert waste into compostable matter;
•	Partnering with leading organizations to reduce food waste, enhance our sustainable packaging initiatives, and reduce emissions; and
•	Ensuring the health and safety of our staff, engaging and supporting the communities in which we work, and delivering healthy and nutritious food.

In October 2020 we established a new Sustainability & Corporate Responsibility Committee to oversee our initiatives relating to sustainability and corporate social responsibility.

See our website’s sustainability section, including our annual sustainability report, for more information. The information on our website is not part of this Proxy Statement.

Director Orientation and Continuing Education

New directors participate in an orientation program and receive materials and briefings to acquaint the director with our business, strategies and governance policies and other documents. Continuing education is provided for all directors through board materials and presentations, discussions with management, visits to our facilities and our membership in NACD (National Association of Corporate Directors).

Risk Oversight

The Board provides oversight of our risk management processes. The Board performs this function as a whole and by delegating to its key committees, each of which meets regularly and reports back to the Board. The committees’ responsibilities are summarized below. While the Board and its committees oversee risk management, management is charged with managing enterprise risks. The Board recognizes that it is neither possible nor desirable to eliminate all risk; rather, the Board views appropriate risk taking as essential to our long-term success and seeks to understand and oversee critical business risks in the context of our business strategy, the magnitude of the particular risks and the proper allocation of our risk management and mitigation resources.

Audit Committee

•	Oversees risk management related to:
o	financial statements;
o	financial reporting and disclosure processes;
o	financial and other internal controls; and
o	accounting
•	Oversees the internal audit function.
•	Meets separately on a regular basis with representatives of our independent auditing firm and the head of our internal audit department

Compensation Committee

•	Oversees risk management related to our compensation philosophy and programs.
•	Reviews our incentive compensation arrangements to confirm incentive pay does not encourage inappropriate risk.

Nominating and Corporate Governance Committee

•	Oversees risk management related to governance policies and procedures, and board organization and membership.

Sustainability & Corporate Responsibility Committee

•	Oversees risk management related to sustainability and corporate responsibility, including, but not limited to, climate change, food safety and diversity.

Our internal control environment facilitates the identification and management of risks and regular communications with the Board. The Board and its committees receive regular reports from senior managers on areas of material risk, including operational, financial, strategic, competitive, reputational, legal and regulatory risks, and how those risks are managed. These reports are informed by such things as an annual information security audit by certified information security auditors. We further have training and compliance programs to prepare staff to identify and escalate risks, for example with regard to information security. Each Board committee has access to outside counsel and may engage independent counsel.

Anti-Hedging / Anti-Pledging Policy

We maintain a policy that prohibits our directors and officers, members of our leadership team and other designated employees, if any, from entering into derivative or hedging transactions in our securities, pledging our securities as collateral for a loan or short-selling our securities, absent an exception granted by the Board of Directors or the Chair of the Nominating and Governance Committee for positions that predated this policy or in unusual circumstances that do not violate the spirit and intent of this policy. No such exception will be granted for short sales that would violate Section 16(c) if the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Director Nominees

Shareholder Nominees

The Nominating and Corporate Governance Committee will consider shareholder nominations for candidates for membership on the Board. In evaluating such nominations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board. Any shareholder nominations proposed for consideration by the Nominating and Corporate Governance Committee should include the nominee's name and qualifications for Board membership and should be emailed to 2021proxy@calavo.com.

In addition, our bylaws permit shareholders to nominate directors for consideration at an annual shareholders’ meeting by following the procedures set forth in our bylaws. See "Questions and Answers— What is the deadline to propose actions for consideration at next year's annual meeting of shareholders?” above.

Director Qualifications

The Nominating and Corporate Governance Committee believes that members of the Board should have the highest professional and personal ethics and values, consistent with longstanding Calavo values and standards. They should have broad experience at the policy-making level in business, government, education, technology or public interest. They should be committed to enhancing shareholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties. Each director must represent the interests of all shareholders.

Neither the Nominating and Corporate Governance Committee nor the Board has a written policy regarding the consideration of diversity in identifying director nominees. However, in recommending candidates for appointment or election to the Board, the Nominating and Corporate Governance Committee seeks to have a Board consisting of directors with diverse backgrounds, skills, experiences and expertise and considers factors such as industry experience, unique expertise, gender diversity and other background diversity and prior business leadership and board positions. The Board and the Nominating and Corporate Governance Committee will endeavor to nominate candidates in compliance with applicable federal or state laws and rules regarding board diversity.

Among our eleven nominees for election to the Board, two self-identify as women, and one self-identifies as an individual from an underrepresented community (meaning, an individual who self-identifies as Black, African American, Hispanic, Latino, Asian, Pacific Islander, Native American, or Alaska Native, or who self-identifies as gay, lesbian, bisexual, or transgender).

Identifying and Evaluating Nominees for Director

The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Nominating and Corporate Governance Committee will periodically assess the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee will consider various potential candidates for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current Board members, professional search firms, shareholders or other persons. These candidates will be evaluated at regular or special meetings of the Nominating and Corporate Governance Committee and may be considered at any point during the year. As described above, the Nominating and Corporate Governance Committee considers shareholder nominations for candidates for the Board. If any materials are provided by a shareholder in connection with the nomination of a director candidate, such materials will be forwarded to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will also review materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a shareholder.

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Director Compensation

Each of our non-employee directors was paid a $40,000 annual retainer for services rendered from January through December 2020 and was reimbursed for reasonable expenses incurred in connection with the performance of his or her service as a director. Each non-employee director also received cash compensation of $2,000 for each day of attendance at each Board meeting.

During our 2020 fiscal year, the chairs of the Audit Committee and the Compensation Committee each received an additional retainer of $10,000, and the chair of the Nominating and Corporate Governance Committee received an additional retainer of $5,000. Additionally, committee members received $500 per committee meeting attended, although members of the Executive Committee received a meeting fee of $1,000 per Executive Committee meeting attended. Directors may, from time to time, be compensated related to their involvement in special projects, as determined by the Board. In addition, the chairman of the board is paid an additional $2,000 per meeting attended.

On January 2, 2020, all 12 of our non-employee directors were granted 1,500 restricted shares each (total of 18,000 shares). These shares have full voting rights and participate in dividends as if unrestricted.  The closing share price of our stock on such grant date was $87.21. These were the only restricted shares of our Common Stock held by the non-employee directors as of the last day of fiscal 2020. Voting and dividend rights with respect to these shares shall terminate if and when these shares are forfeited upon the Director's termination of service prior to the vesting date. As of January 2, 2021, these shares vested and became unrestricted for each non-employee director. Mr. Cole was an employee director at the time of this grant, and therefore didn’t receive any shares.

With respect to director compensation for fiscal 2021, non-employee directors will be paid their retainer and fees for meetings attended on a quarterly basis with such amounts unchanged from fiscal 2020.

On November 1, 2020, all 11 of our non-employee directors were granted 1,500 restricted shares each (for a total of 16,500 shares). These shares have full voting rights and participate in dividends as if unrestricted. The closing share price of our stock on such grant date was $67.97. As of January 2, 2022, these shares will vest and be unrestricted subject to the continued service of the director.

Directors are required to own at least 4,000 shares of our common stock. If a director does not own 4,000 shares, the director must retain at least 600 of awarded shares, once vested, until the date that the director owns at least 4,000 shares of common stock. Once the director owns at least 4,000 shares of Common Stock, the director shall not be required to retain any awarded shares, once vested, so long as the director at all times thereafter continues to own at least 4,000 shares of Common Stock during the period that he or she is a director of Calavo. All of our non-employee directors have satisfied this stock ownership requirement.

Director Compensation Table

The following table summarizes compensation that our non-employee directors earned during fiscal 2020 for services as members of our Board.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)		Total ($)
Marc Brown	$85,500	$130,815	(2)	$216,315
Egidio Carbone	$104,000	$130,815	(2)	$234,815
Lecil E. Cole(4)	$31,500	$-		$31,500
Michael A. DiGregorio(3)	$89,000	$130,815	(2)	$219,815
Harold Edwards	$82,500	$130,815	(2)	$213,315
James Helin	$84,500	$130,815	(2)	$215,315
Steven Hollister	$104,500	$130,815	(2)	$235,315
Kathleen M. Holmgren(3)	$94,500	$130,815	(2)	$225,315
John M. Hunt	$81,000	$130,815	(2)	$211,815
J. Link Leavens	$108,500	$130,815	(2)	$239,315
Donald M. Sanders	$85,500	$130,815	(2)	$216,315
Dorcas H. Thille	$82,500	$130,815	(2)	$213,315
Scott Van Der Kar	$82,500	$130,815	(2)	$213,315
Total	$1,116,000	$1,569,780		$2,685,780

(1)	Valuation is based on the dollar amount of restricted stock recognized for financial statement reporting purposes pursuant to FASB ASC Topic 718 with respect to fiscal 2020. These amounts reflect our accounting expense for these awards and do not correspond to the actual value that may be realized by the directors with respect to these awards. The assumptions we used with respect to the valuation of these stock awards are set forth in Note 12 to our consolidated financial statements contained in our Annual Report on Form 10-K filed on December 21, 2020 for the fiscal year ended October 31, 2020.

(2)	The grant date aggregate fair value of restricted stock granted during fiscal year 2020 for all non-employee directors, computed in accordance with FASB ASC Topic 718, was $1,569,780. Such grant vested in full on January 2, 2021. The closing share price of our common stock at the grant date was $87.21.

(3)	As of the last day of fiscal 2020, Mr. DiGregorio and Ms. Holmgren held stock options to acquire 6,000 and 10,000 shares of our Common Stock, respectively.

(4)	Mr. Cole retired from the Board effective March 1, 2021.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

There are eleven nominees for election to our Board this year. Except for Farha Aslam, all of the nominees have served as directors since the last annual meeting. Each director is elected annually to serve until the next annual meeting or until his or her successor is elected. There are no family relationships among our executive officers and directors.

The eleven director candidates receiving the highest number of affirmative votes at the annual meeting will be elected. If a director nominee in an uncontested election receives a greater number of votes “WITHHELD” from his or her election than votes “FOR” that director’s election, the nominee must promptly offer his or her resignation to the Board. A committee consisting of the Board’s independent directors (which will specifically exclude any director who is required to offer his or her own resignation) will consider all relevant factors and decide on behalf of the Board the action to be taken with respect to such offered resignation and will determine whether to accept the resignation or take other action. The Company will publicly disclose the Board’s decision with regard to any resignation offered under these circumstances with an explanation of how the decision was reached, including, if applicable, the reasons for rejecting the offered resignation.

If you vote online or sign and return your proxy or voting instruction card but do not give instructions with respect to voting for directors, your shares will be voted for the eleven persons recommended by the Board. If you wish to give specific instructions with respect to voting for directors, you may do so by indicating your instructions on your proxy or voting instruction card.

You may cumulate your votes in favor of one or more directors. If you wish to cumulate your votes, you will need to indicate explicitly your intent to cumulate your votes among the eleven persons who will be voted upon at the annual meeting, and if you are a shareholder of record, you will need to return your proxy card or vote in person (not virtually) at the Annual Meeting in order to instruct or direct cumulative voting. See "Questions and Answers—Voting Information—Is cumulative voting permitted for the election of directors?" for further information about how to cumulate your votes.

All of the nominees have indicated to Calavo that they will be available to serve as directors. In the event that any nominee should become unavailable, however, the proxy holders, Mr. Leavens and Mr. Van Der Kar, will vote for a nominee or nominees designated by the Board.

Farha Aslam

Director Since: 2021

Age: 52

Independent

Committees:	Other public company boards:	Background	Key Qualification and Skills
Audit Compensation Sustainability	Pilgrim’s Pride Corporation (Nasdaq: PPC)

Ms. Aslam is Founder and has served as Managing Partner at Crescent House Capital, an investment and strategic advisory firm, since 2019. Previously, from 2004 to 2018, she was a Managing Director leading Stephens Inc.’s food and agribusiness equity research team, with prior roles as Vice President at Merrill Lynch and Risk Management Advisor at UBS.

The Nominating and Corporate Governance Committee and the Board of Directors believe that Ms. Aslam’s experience as a financial expert and strategic adviser provides an invaluable asset to the Board of Directors as it evaluates not only Calavo’s present circumstances, but the direction it will head in the future.

Marc L. Brown

Director Since: 2010

Age: 69

Independent

Committees:	Other public company boards:	Background	Key Qualification and Skills
Governance Sustainability	None

Mr. Brown was a member of TroyGould PC, a Los Angeles law firm, from 2000 until his retirement in 2020. Mr. Brown brings to the Board of Directors over forty years of experience counseling numerous public corporations in matters involving mergers and acquisitions, securities offerings, corporate governance, executive compensation and compliance with the United States securities laws.

The Nominating and Corporate Governance Committee and the Board of Directors believe that Mr. Brown’s extensive legal experience provides an invaluable asset to the Board of Directors as it evaluates not only Calavo’s present circumstances, but the direction it will head in the future.

Michael A. DiGregorio

Director Since: 2013

Age: 66

Independent

Committees:	Other public company boards:	Background	Key Qualification and Skills
Audit (Chair) . Governance Compensation	Virco Manufacturing Corp. (Nasdaq: VIRC) Ironclad Performance Wear Corp. (OTC: ICPWQ)

Mr. DiGregorio is a Certified Public Accountant (inactive) who started his career at Deloitte. He has been Chief Financial Officer of public and private companies, including Korn Ferry, St. John Knits, Jafra Cosmetics, The Wackenhut Corporation, Atlantis Plastics and Gillette Iberia. He also served as President of Jafra Cosmetics USA. He retired from Korn Ferry in 2012.

The Nominating and Corporate Governance Committee and the Board of Directors believe that Mr. DiGregorio’s financial and leadership experience provides an invaluable asset to the Board of Directors as it evaluates not only Calavo’s present circumstances, but the direction it will head in the future.

Harold Edwards

Director Since: 2006

Age: 55

im
Committees:	Other public company boards:	Background	Key Qualification and Skills
Executive	Limoneira Company (Nasdaq: LMNR) Compass Diversified Holdings (NYSE: CODI)

Mr. Edwards has been President and Chief Executive Officer of Limoneira Company, an agricultural, real estate and community development company, since 2003. Previously Mr. Edwards was President of Puritan Medical Products, Vice President and General Manager of Latin America and Global Expert of Fisher Scientific International, Inc., General Manager of Cargill Animal Nutrition Philippines, and Managing Director of Agribrands Philippines, Inc. Limoneira has been delivering avocados to Calavo since 2005.

The Nominating and Corporate Governance Committee and the Board of Directors believe that Mr. Edwards’ executive leadership experience is an invaluable asset to the Board of Directors as it evaluates not only Calavo’s present circumstances, but the direction it will head in the future.

James Helin

Director Since: 2011

Age: 78

Independent

Committees:	Other public company boards:	Background	Key Qualification and Skills
Sustainability (Chair) Governance	None

Mr. Helin has been Principal at JDH Associates, a management consulting firm, since 2002. Previously he was the President of Paramount Farms; Senior Vice President and Chief Marketing Officer for the Los Angeles Times; President of DMB&B a consumer advertising agency; Executive Vice President at Dailey & Associates; and Senior Vice President at DDB.

The Nominating and Corporate Governance Committee and the Board of Directors believe that Mr. Helin’s marketing and leadership experience is an invaluable asset to the Board of Directors as it evaluates not only Calavo’s present circumstances, but the direction it will head in the future.

Steven Hollister

Director Since: 2008

Age: 63

Independent

Committees:	Other public company boards:	Background	Key Qualification and Skills
Compensation (Chair) Audit	None

Mr. Hollister has been a Managing Member of Rocking Spade, LLC, a diversified investor and developer with interests in ranching and commercial properties, since 2001. Previously Mr. Hollister was Vice President of Sunrise Mortgage & Investment Company, General Manager of Niven Family Wine Estates, Chief Operating Officer of Fess Parker Winery & Vineyard and Santa Barbara County Wine Center, and Senior Vice President of Central Coast Farm Credit.

The Nominating and Corporate Governance Committee and the Board of Directors believe that Mr. Hollister’s diverse experience in finance and agriculture provides an invaluable asset to the Board of Directors as it evaluates not only Calavo’s present circumstances, but the direction it will head in the future.

Kathleen M. Holmgren

Director Since: 2017

Age: 63

Independent

Committees:	Other public company boards:	Background	Key Qualification and Skills
Audit Compensation Executive	Extreme Networks (Nasdaq: EXTR)

Ms. Holmgren has been Principal of Sage Advice Partners, a management consulting practice, since 2006. Previously Ms. Holmgren worked as a Senior Vice President at Sun Microsystems, CEO at Mendocino Software and COO at Automation Anywhere.

The Nominating and Corporate Governance Committee and the Board of Directors believe that Ms. Holmgren’s extensive leadership experience provides an invaluable asset to the Board of Directors as it evaluates not only Calavo’s present circumstances, but the direction it will head in the future.

John M. Hunt

Director Since: 1993

Age: 64

Independent

Committees:	Other public company boards:	Background	Key Qualification and Skills
Governance (Chair) Sustainability	None

Mr. Hunt has served as the Manager of Embarcadero Ranch, which is owned by the ADCO Group, since 1982 where he manages 400 acres of avocados and citrus. Embarcadero Ranch has been delivering avocados to Calavo since 1977. Mr. Hunt also owns an avocado grove near Morro Bay, California through which he began delivering avocados to Calavo in 2017. He has served on the Board of Directors of the Agricultural Council of California.

The Nominating and Corporate Governance Committee and the Board of Directors believe that Mr. Hunt’s diverse experience in the agriculture industry provides an invaluable asset to the Board of Directors as it evaluates not only Calavo’s present circumstances, but the direction it will head in the future.

J. Link Leavens

Director Since: 1987

Age: 69

Committees:	Other public company boards:	Background	Key Qualification and Skills
Executive (Chair)	None

Mr. Leavens has been President and CEO of Leavens Ranches, LLC since 1973. Leavens Ranches farms 1,200 acres of lemons, avocados and grapes in Ventura and Monterey Counties. He has served as President of the Ventura County Farm Bureau, the Ventura County Resource Conservation District and was a founding member of the University of California Hansen Trust Advisory Committee. Leavens Ranches have been delivering avocados to Calavo since 1956.

The Nominating and Corporate Governance Committee and the Board of Directors believe that Mr. Leavens’ experience in the agriculture industry provides an invaluable asset to the Board of Directors as it evaluates not only Calavo’s present circumstances, but the direction it will head in the future.

Donald M. Sanders

Director Since: 2002

Age: 73

Committees:	Other public company boards:	Background	Key Qualification and Skills
Executive	None

Mr. Sanders has served as President and Owner of S&S Grove Management Services, Inc. since 1991. In addition, Mr. Sanders has ownership interests in S&S Ranch and Rancho Santo Tomas which include an aggregate of 134 acres of avocados. S&S Grove Management Services, Inc. S&S Ranch, and Ranch Santo Tomas have been delivering avocados to Calavo since 2003.

The Nominating and Corporate Governance Committee and the Board of Directors believe that Mr. Sanders’ diverse experience in the agriculture industry provides an invaluable asset to the Board of Directors as it evaluates not only Calavo’s present circumstances, but the direction it will head in the future.

Scott Van Der Kar

Director Since: 1994

Age: 66

Committees:	Other public company boards:	Background	Key Qualification and Skills
Executive	None

Mr. Van Der Kar has served as the manager of his family’s farm, Pinehill Ranch, since 1978. The Van Der Kar family farms approximately 100 acres of avocados and has been delivering avocados to Calavo since 1959. He is a current member of the board of the Land Trust for Santa Barbara County, a director of the Saticoy Lemon Association and is a former director of the Santa Barbara County Farm Bureau, the Santa Barbara Workforce Investment Board, and the Santa Barbara County Agricultural Advisory Board.

The Nominating and Corporate Governance Committee and the Board of Directors believe that Mr. Van Der Kar’s diverse experience in the agriculture industry provides an invaluable asset to the Board of Directors as it evaluates not only Calavo’s present circumstances, but the direction it will head in the future.

The Board of Directors unanimously recommends that you vote your shares “FOR” each of the eleven nominees named above for election to the Board.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed Deloitte & Touche LLP as the independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending October 31, 2021. We are asking our shareholders to ratify the appointment of Deloitte & Touche LLP. During fiscal 2020, Deloitte & Touche LLP served as our independent registered public accounting firm. See "Principal Auditor Fees and Services" on page 57.

Shareholder ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm is not required by California law or our charter documents. However, the Board is submitting the Audit Committee’s selection of Deloitte & Touche LLP to the shareholders for ratification as a matter of good corporate practice. If the appointment is not ratified by our shareholders, the Audit Committee will consider whether it should select another independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the fiscal year if the Audit Committee determines that such a change would be in the best interests of Calavo and its shareholders.

The Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2021 fiscal year.

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act"), as set forth in Section 14A(a) of the Exchange Act, we are asking Calavo’s shareholders to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules. At the 2018 Annual Meeting of shareholders, the shareholders approved an advisory measure that the shareholder advisory votes on executive compensation be held on an annual basis. The Board determined to follow the shareholders’ recommendations and to include an annual shareholder advisory vote on the compensation of Calavo’s named executive officers.

Calavo has a "pay-for-performance" philosophy that forms the foundation of all decisions regarding compensation of Calavo’s named executive officers. This compensation philosophy, and the program structure approved by the Compensation Committee, is central to Calavo’s ability to attract, retain and motivate individuals who can achieve superior financial results and significant growth. Please refer to "Executive Compensation—Compensation Discussion and Analysis" for an overview of the compensation of Calavo’s named executive officers.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this proxy statement. Accordingly, we are asking you to approve the following resolution:

RESOLVED, that the compensation paid to the named executive officers of Calavo Growers, Inc., as disclosed in the 2021 Proxy Statement of Calavo Growers, Inc., pursuant to Item 402 of SEC Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, hereby is approved.

This vote is advisory and therefore is not binding on Calavo, the Compensation Committee of the Board, or the Board. However, the Board and the Compensation Committee value the opinions of Calavo’s shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider those shareholders' concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The affirmative vote of a majority of the shares of Calavo common stock present in person or represented by proxy and voting on the proposal at the annual meeting is required for advisory approval of this proposal.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote “FOR” the approval of the compensation of Calavo’s named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.

PROPOSAL NO. 4

APPROVAL OF THE CALAVO GROWERS, INC. 2020 EQUITY INCENTIVE PLAN

On December 9, 2020, the Board of Directors adopted the Calavo Growers, Inc. 2020 Equity Incentive Plan (the “2020 Plan”). Implementation of the 2020 Plan is subject to shareholder approval at this annual meeting. A copy of the 2020 Plan is attached as Appendix A to this proxy statement. In the event of any conflict between this Proposal and the 2020 Plan, the terms of the 2020 Plan shall prevail and govern.

Reasons for the Proposal

The purpose of the 2020 Plan is to promote the interests of Calavo and its shareholders by (1) attracting, retaining and motivating directors, officers, employees and consultants (including prospective directors, officers, employees and consultants) of Calavo and its subsidiaries and (2) enabling 2020 Plan participants to participate in Calavo’s growth and financial success.

Administration

The 2020 Plan is administered by the “Administrator” which is Calavo’s Compensation Committee of the Board, each member of which is (1) a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and (2) an “independent director” within the meaning of NASDAQ rules regarding the independence of compensation committee members.  The Compensation Committee establishes the terms of awards under the 2020 Plan to Calavo’s executive officers.  The Board of Directors is entitled, in its discretion, to grant awards under the 2020 Plan to non-employee directors and to employees who are not executive officers.

Successor to the 2011 Management Incentive Plan

The Plan is the successor to the Company’s 2011 Management Incentive Plan. No awards will be made under the 2011 Management Incentive Plan after December 9, 2020. All awards made under the 2011 Management Incentive Plan prior to December 10, 2020 will remain subject to the terms of that plan.

Eligible 2020 Plan Participants

All directors, officers, employees and consultants (including prospective directors, officers, employees and consultants) of Calavo and its subsidiaries are eligible to receive awards under the 2020 Plan.  As of February 15, 2021, there were approximately eleven non-employee directors, eight officers, and 4,000 employees who were eligible to receive awards under the 2020 Plan.

Shares and Cash Available for Awards

Up to 1,500,000 shares of common stock may be issued by Calavo under the 2020 Plan (including up to 1,500,000 shares which may be issued pursuant to the exercise of incentive stock options).

The closing price per share of our common stock, as reported on the NASDAQ Global Select Market on February 1st, 2021, was $77.08.

No award may be granted under the 2020 Plan after December 9, 2025, which is the fifth anniversary of the adoption of the 2020 Plan by the Board of Directors.

The terms of each award under the 2020 Plan, including the performance goals and vesting terms of the award, are evidenced by an agreement in a form approved by the Compensation Committee.  The award agreement also covers the consequences of the participant’s termination of employment and the exercise period of a stock option.

At the present time, the Compensation Committee has determined that awards to executive officers will be payable in a combination of Performance Cash Awards and restricted shares.  However, the Compensation Committee retains discretion to make awards in other forms, such as nonstatutory stock options or incentive stock options or other awards.

Types of Awards

●	Stock options that are intended to qualify as “incentive stock options under section 422 of the Code (“incentive stock options”), provided that incentive stock options may be granted only to employees of Calavo and its subsidiaries;
●	Stock options that are not incentive stock options (“nonstatutory stock options”);
●	Stock appreciation rights (“SARs”) that represent an unfunded and unsecured promise to deliver shares of common stock, cash or other property equal in value to the excess, if any, of the fair market value per share over the exercise (or base) price per share of the SARs;
●	Shares of common stock that are subject to specified transfer restrictions, forfeiture provisions and other terms specified in the award agreements (“restricted shares”);
●	Restricted stock units that represent an unfunded and unsecured promise to deliver shares of common stock, cash or other property in accordance with the terms of the applicable award agreement (“restricted stock units”);
●	Other equity-based or equity-related awards that the Compensation Committee determines are consistent with the purpose of the 2020 Plan and the interests of Calavo; and
●	Other Awards that may be settled in cash.

Performance Awards

A Performance Stock Award is a Stock Award that may vest or may be exercised contingent upon the attainment during a Performance Period of certain Performance Goals. A Performance Stock Award may, but need not, require the completion of a specified period of Continuous Service. The length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained will be conclusively determined by the Administrator, in its sole discretion. The Administrator may provide for or, subject to such terms and conditions as the Administrator may specify, may permit a Participant to elect for, the payment of any Performance Stock Award to be deferred to a specified date or event. In addition, to the extent permitted by applicable law and the applicable Award Agreement, the Administrator may determine that cash may be used in payment of Performance Stock Awards.

A Performance Cash Award is a cash award that may be paid contingent upon the attainment during a Performance Period of certain Performance Goals. A Performance Cash Award may also require the completion of a specified period of Continuous Service. The length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained will be conclusively determined by the Administrator, in its sole discretion. The Administrator may specify the form of payment of Performance Cash Awards, which may be cash or other property, or may provide for a Participant to have the option for his or her Performance Cash Award, or such portion thereof as the Administrator may specify, to be paid in whole or in part in cash or other property.

The Administrator will have the right to reduce, eliminate or increase the amount that is payable under a Performance Stock Award or Performance Cash Award by taking into account additional factors that the Administrator may deem relevant, including the assessment of individual or corporate performance for the Performance Period

Amendment or Termination

The Board of Directors is authorized to amend or terminate the 2020 Plan, except that shareholder approval is required for any amendment (1) that would increase the number of shares of common stock issuable under the 2020 Plan, (2) that would permit the repricing of options, or (3) that requires shareholder approval under the rules of NASDAQ or under any other applicable laws, rules or regulations. No amendment or termination of the 2020 Plan may, without the consent of the participant to whom any award has been granted, materially and adversely affect the rights of the participant under the award unless otherwise provided in the applicable award agreement.

  Federal Income Tax Consequences

The following discussion summarizes the United States income tax consequences of awards granted under the 2020 Plan under Federal income tax laws that are in effect as of February 15, 2021. The discussion does not purport to be a complete description of such Federal income tax consequences, nor does it address foreign, state or local tax consequences. The tax consequences of a 2020 Plan participant’s awards may vary depending upon particular circumstances, and the income tax laws and regulations change frequently. Therefore, participants are encouraged to consult their own tax advisors regarding awards received under the 2020 Plan.

  Cash Awards

The recipient of a cash performance award under the 2020 Plan will recognize ordinary income when the award is paid to the participant.

  Restricted Shares and Restricted Stock Units

A recipient of restricted shares or restricted stock units will realize no taxable income at the time of the grant so long as the restricted shares or restricted stock units are not vested (that is, they are subject to forfeiture and are not transferable) and so long as an election under Section 83(b) of the Code is not made with respect to the restricted shares.

The recipient of restricted shares or restricted stock units will recognize ordinary income when the award vests (unless a deferral election is duly made by the holder of restricted stock units) in an amount equal to the excess of the fair market value of the shares of common stock at the time of vesting over the purchase price for the shares, if any, and will be subject to payroll tax withholding if the holder is an employee of Calavo or a subsidiary. When the recipient sells shares of common stock, any amount received in excess of the fair market value of the shares on the date of vesting will be treated as long-term or short-term capital gain, depending upon the holding period of the shares (after vesting has occurred), and if the amount received is less than the fair market value of the shares on the date of vesting, the loss will be treated as long-term or short-term capital loss, depending on the holding period of the shares. Dividends paid on restricted shares or restricted stock units that have not vested (and that have not been the subject of an election under Section 83(b) of the Code with respect to restricted shares) are treated as compensation income, subject to payroll tax withholding with respect to an employee of Calavo or a subsidiary.

Section 83(b) of the Code permits the recipient of restricted shares to elect, not more than thirty days after the date of receipt of the restricted shares, to include as ordinary income the difference between the fair market value of the restricted shares on the date of grant and their purchase price, if any, rather than being taxed when the restricted shares vest. If such an election is made, the holding period for long-term capital gain or loss treatment will commence on the day following the receipt of the restricted shares, dividends on the restricted shares will be treated as such and not as compensation, and the tax basis of the shares will be their fair market value at the date of grant.

  Nonstatutory Stock Options and Incentive Stock Options

A recipient of a nonstatutory stock option or an incentive stock option will realize no taxable income at the time of the grant of the option assuming that the exercise price of the option is not less than the fair market value of a share of common stock on the date of the grant.

The holder of a nonstatutory stock option will recognize ordinary income at the time of the exercise of the option in an amount equal to the excess of the fair market value of the shares of common stock on the date of exercise over the exercise price of the shares. This taxable income will be subject to payroll tax withholding if the holder is an employee of Calavo or a subsidiary.

When a holder disposes of shares of common stock acquired upon the exercise of a nonqualified stock option, any amount received in excess of the fair market value of the shares of common stock on the date of exercise will be treated as long-term or short-term capital gain, depending upon the holding period of the shares, and if the amount received is less than the fair market value of the shares of common stock on the date of exercise, the loss will be treated as long-term or short-term capital loss, depending upon the holding period of the shares.

The holder of an incentive stock option will not recognize taxable income upon exercise of the option. In order to retain this tax benefit, the holder must make no disposition of the shares of common stock so received for at least one year from the date of exercise and for at least two years from the date of the grant of the incentive stock option. The holder’s compliance with the holding period requirement and other applicable tax provisions will result in the realization of long-term capital gain or loss when he or she disposes of the shares, measured by the difference between the exercise price and the amount received for the shares at the time of disposition.

If a holder disposes of shares acquired by exercise of an incentive stock option before the expiration of the required holding period, the gain, if any, arising from such disqualifying disposition will be taxable as ordinary income in the year of disposition to the extent of the lesser of (1) the excess of the fair market value of the shares over the exercise price on the date the incentive stock option was exercised and (2) the excess of the amount realized over the exercise price upon such disposition. Any amount realized in excess of the fair market value on the date of exercise is treated as long-term or short-term capital gain, depending upon the holding period of the shares. If the amount realized upon such disposition is less than the exercise price, the loss will be treated as long-term or short-term capital loss, depending upon the holding period of the shares.

For purposes of the alternative minimum tax, the holder will recognize as an addition to his or her tax base, upon the exercise of an incentive stock option, an amount equal to the excess of the fair market value of the shares of common stock at the time of exercise over the exercise price. If the holder makes a disqualifying disposition in the year of exercise, the holder will recognize taxable income for purposes of the regular income tax and the holder’s alternative minimum tax base will not be additionally increased.

  SARs (Stock Appreciation Rights)

A recipient of SARs will realize no taxable income at the time of the grant or vesting of the SARs. The holder of the SARs will recognize ordinary income at the time that the SARs are exercised in an amount equal to the excess of the cash or fair market value of the shares of common stock received by the holder over the amount, if any, paid by the holder for the SARs. This taxable income will be subject to payroll tax withholding if the holder is an employee of Calavo or a subsidiary.

  Deductions for Calavo

Calavo will be entitled to a deduction for Federal income tax purposes at the same time and in the same amount as the recipient of an award is considered to have realized ordinary income as a result of the award except to the extent that such deduction is limited by Section 162(m) of the Code. Assuming that the holder of shares of common stock received on exercise of an incentive stock option disposes of the shares after compliance with the holding period requirement described above, Calavo will not be entitled to a Federal income tax deduction since the holder will not have realized any ordinary income in the transaction.

  New Plan Benefits

The size and terms of awards granted to our executive officers under the 2020 Plan in any fiscal year is subject to the Compensation Committee’s discretion and is, therefore, not determinable for future fiscal years.  Similarly, the size and terms of future awards under the 2020 Plan to other participants is subject to the discretion of the Administrator and is therefore not determinable.

Information regarding the performance-based cash and equity awards that our named executive officers are entitled to receive with respect to our 2020 fiscal year upon our achievement of specified levels of net income is also set forth below under “Executive Compensation—Compensation Discussion and Analysis.”

  Performance Criteria and Goals

The Performance Criteria that shall be used to establish such Performance Goals may be based on any one of, or combination of, the following as determined by the Administrator: (i) earnings (including earnings per share and net earnings); (ii) earnings before interest, taxes and depreciation; (iii) earnings before interest, taxes, depreciation and amortization; (iv) total shareholder return; (v) return on equity or average shareholders’ equity; (vi) return on assets, investment or capital employed; (vii) stock price performance; (viii) margin (including gross margin); (ix) income (before or after taxes); (x) operating income; (xi) operating income after taxes; (xii) pre-tax profit, operating profit or net operating profit; (xiii) operating cash flow; (xiv) sales or revenue targets; (xv) increases in revenue; (xvi) expenses and cost reduction goals; (xvii) improvement in or attainment of working capital levels; (xviii) economic value added (or an equivalent metric); (xix) market share (in the aggregate or by segment); (xx) cash flow; (xxi) cash flow per share; (xxii) debt levels or debt reduction; (xxiii) objective measures of productivity and operating efficiency; (xxiv) performance of business acquisitions; (xxv) measures of customer satisfaction or retention; (xxvi) success in compliance with applicable laws and regulations and applicable accounting requirements; (xxvii) investor relations activities and success; (xxviii) shareholders’ equity; (xxix) capital expenditures; (xxx) measures of workforce diversity or retention; (xxxi) growth of net income or operating income; and (xxxii) any other measures of performance selected by the Administrator.

Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by the Administrator (i) in the Award Agreement at the time the Award is granted or (ii) in such other document setting forth the Performance Goals at the time the Performance Goals are established, the Administrator may, in its sole discretion, make appropriate adjustments in the method of calculating the attainment of Performance Goals for a Performance Period as follows: (A) to exclude restructuring and/or other nonrecurring charges; (B) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated Performance Goals; (C) to exclude the effects of changes to generally accepted accounting principles; (D) to exclude the effects of any statutory adjustments to corporate tax rates; (E) to exclude the effects of any

“extraordinary items” as determined under generally accepted accounting principles; (F) to exclude the dilutive effects of acquisitions or joint ventures; (G) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture; (H) to exclude the effect of any change in the outstanding shares of Common Stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to shareholders other than regular cash dividends; (I) to exclude the effects of stock-based compensation and/or the award of bonuses under the Company’s bonus plans; (J) to exclude expenses incurred in the acquisition or disposition of businesses; and (K) to exclude the effect of any other unusual, non-recurring gain or loss or other extraordinary item. In addition, the Administrator retains the sole discretion to define the manner of calculating the Performance Criteria it selects to use for such Performance Period. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the Stock Award Agreement or the written terms of a Performance Cash Award.

Share Counting; Reversion of Shares to the Share Reserve.

(i) A “Full Value Award” means any Restricted Stock Award, Restricted Stock Unit Award or other Stock Award settled in Common Stock, excluding, however, (A) an Option, (B) a Stock Appreciation Right, or (C) a Restricted Stock Award or an Other Stock Award under which the Company will receive monetary consideration equal to the Fair Market Value (determined on the effective date of grant) of the shares subject to such Award. Each share of Common Stock subject to an Award other than a Full Value Award shall be counted against the Share Reserve limit as one share. Each share of Common Stock subject to a Full Value Award shall be counted against the Share Reserve as two shares of Common Stock; provided, however, that each share of Common Stock subject to a Full Value Award that is forfeited or repurchased, and each share of Common Stock subject to a Full Value Award that is not issued because a Stock Award expires, terminates without issuance or is settled in cash, shall be counted as two shares of Common Stock for purposes of determining the number of shares of Common Stock again becoming available for issuance under the Plan.

(ii) If any shares of Common Stock issued pursuant to a Stock Award are forfeited back to or repurchased by the Company because of the failure to meet a contingency or condition required to vest such shares in the Participant, then the shares that are forfeited or repurchased shall revert to and again become available for issuance under the Plan. Shares of Common Stock shall not be deemed to have been issued pursuant to the Plan with respect to any portion of an Award that is settled in cash. Shares of Common Stock that are reacquired or withheld by the Company in connection with a tax withholding obligation or as consideration for the exercise of an Option, SAR or any other Stock Award shall not again become available for issuance under the Plan. The payment of dividends and dividend equivalents in cash in conjunction with any outstanding Awards shall not be counted against the shares of Common Stock available for issuance under the Plan.

Limitation on Annual Compensation to Non-Employee Directors.

In no event shall the compensation payable by the Company to a Non-Employee Director for services performed as a Non-Employee Director, including, without limitation, the grant date value of Awards, cash retainers, Committee fees and other compensation, exceed $450,000 in the aggregate during any fiscal year, which limit shall be increased to $650,000 in the fiscal year of a Non-Employee Director’s initial service as a Non-Employee Director, and in no event shall the number of shares of Common Stock subject to Stock Awards (including, without limitation, Options) granted to any Non-Employee Director exceed 20,000 shares during any fiscal year.

Vesting Condition Limitation.

Notwithstanding any other provision in the Plan to the contrary, an Award granted under the Plan shall vest no earlier than the first anniversary of the date the Award is granted; provided, however, that (i) Awards that result in the issuance of an aggregate of up to five percent of the shares of Common Stock (as such number of shares of Common Stock may be increased from time to time in accordance with the Plan) may be granted to any one or more eligible Directors, Consultants or Employees without respect to such one-year minimum vesting condition; (ii) Awards to Non-Employee Directors may vest on the earlier of the one-year anniversary of the date of grant or the next annual meeting of shareholders (provided that such vesting period may not be less than 50 weeks after the date of grant); and (iii) Awards may vest without respect to the minimum vesting condition limitation above (A) as a result of a Participant’s termination of Continuous Service by reason of the Participant’s death or Disability, (B) in connection with (including following) the consummation of a Change in Control or a dissolution or liquidation of the Company, or (C) pursuant to the terms of a written employment agreement between the Participant and the Company or an Affiliate in connection with the Participant’s termination of Continuous Service.

Clawback Provisions.

All Awards granted under the Plan shall be subject to recoupment in accordance with any clawback, recovery or recoupment policy that Company may adopt, including any such policy adopted pursuant to the listing standards of any national securities exchange on which the Company’s securities are listed or pursuant to other requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, the Administrator may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Administrator determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of Common Stock or other cash or property upon the occurrence of an event constituting Cause. No recovery of compensation under such a clawback policy shall be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under the Plan or any agreement with the Company.

Change in Control.

(i) In the event of a Change in Control of Calavo, if a Participant’s entire Award is not (A) continued in full force and effect by the Company, (B) assumed in full and continued in full force and effect by the Entity or its parent that is the surviving, purchasing or continuing corporation or other Entity in the Change in Control (the “Acquiror”), or (C) replaced by the Acquiror with a substantially equivalent award with respect to the Acquiror’s capital stock, with appropriate adjustments as to the number of securities and exercise prices, the Award shall fully vest (and as to Options and SARs, become fully exercisable) effective immediately prior to, but conditioned on the consummation of, the Change in Control, and, except as otherwise provided in an Award Agreement evidencing an Award, for each such Award that vests subject to the attainment of one or more Performance Goals, the applicable Performance Goals shall be deemed achieved at the greater of target or actual performance (with the Performance Goals equitably adjusted to reflect a shortened Performance Period ending as of the Change in Control). For purposes of this Section 9(c), if so determined by the Administrator in its sole discretion, an Award denominated in shares of Common Stock shall be deemed assumed if, following the Change in Control, the Award confers the right to receive, subject to the terms and conditions of the Plan and the applicable Award Agreement, for each share of Common Stock subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, other securities or property or a combination thereof) to which a holder of a share of Common Stock on the effective date of the Change in Control was entitled (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if such consideration is not solely common stock of the Acquiror, the Administrator may, with the consent of the Acquiror, provide for the consideration to be received upon the exercise or settlement of the Award, for each share of Common Stock subject to the Award, to consist solely of common stock of the Acquiror equal in Fair Market Value to the per share consideration received by holders of Common Stock pursuant to the Change in Control.

(ii) A Stock Award may be subject to additional acceleration of vesting and exercisability upon or after the termination of the Participant’s Continuous Service in connection with the consummation of a Change in Control (including within a specified period following a Change in Control) as may be provided in any written employment agreement or Stock Award Agreement between the Company or any Affiliate and the Participant or as may be otherwise determined by the Administrator.

(iii) Notwithstanding any other provision of the Plan to the contrary, with respect to an Award that constitutes “nonqualified deferred compensation”, an event shall not be considered to be a Change in Control under the Plan unless such event is also a “change in ownership,” a “change in effective control” or a “change in the ownership of a substantial portion of the assets” of the Company

The following table provides information for securities authorized for issuance under our equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options (a)	Weighted -average exercise price of outstanding options (b)	Number of securities remaining available for future issuance under equity compensation plan (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	16,000(1)	$44.21(2)	1,070,517 (3)

(1)	Shares issuable pursuant to outstanding options and awards under the 2011 Management Incentive Plan as of October 31, 2020.
(2)	Weighted average exercise price based on 16,000 stock options outstanding.
(3)	Represents shares of common stock that may be issued pursuant to future awards under the 2011 Management Incentive Plan.

The Board of Directors unanimously recommends a vote “FOR” approval of Calavo’s 2020 Equity Incentive Plan.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of February 1, 2021, concerning beneficial ownership by:

●	Holders of more than 5% of our common stock;
●	Calavo directors and nominees and each of the executive officers named below in the Summary Compensation Table; and
●	Current directors and Calavo executive officers as a group.

The information provided in the table is based on Calavo's records, information filed with the SEC and information provided to Calavo.

The number of shares beneficially owned by each entity or individual is determined under SEC rules, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the entity or individual has sole or shared voting power or investment power and also any shares that the entity or individual has the right to acquire (within 60 days) through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares set forth in the following table.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned as of February 1, 2021	Percent of Common Stock Beneficially Owned as of February 1, 2021
BlackRock Inc(1)	2,722,941	15.4%
The Vanguard Group(1)	1,115,142	6.3
J. Link Leavens(2)	375,250	2.1
Scott Van Der Kar(3)	131,949	*
John M. Hunt	33,750	*
James Gibson	27,353	*
James Helin	25,500	*
Steven Hollister(4)	23,350	*
Michael A. DiGregorio(5)	22,750	*
Donald M. Sanders	19,887	*
Marc L. Brown	15,000	*
Kathleen M. Holmgren(6)	17,250	*
B. John Lindeman	13,800	*
Robert Wedin	13,268	*
Ronald Araiza	11,662	*
Kevin Manion	7,404	*
Harold Edwards	7,438	*
Mark Lodge	5,968	*
All directors and executive officers as a group	751,579	4.2

*    Less than 1.0%.

(1)	The address of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355. The information for such entities presented in the above table and the preceding sentence is based upon Schedules 13G filed by BlackRock, Inc., and The Vanguard Group with the SEC and may not reflect the current number of shares of common stock held by these entities. The address of every other person named in the above table is the address of Calavo, which is 1141-A Cummings Road, Santa Paula, CA, 93060.
(2)	Includes 282,572 shares held by Mr. Leavens that are owned of record by partnerships of which Mr. Leavens is a partner.
(3)	Includes 127,449 shares held by Mr. Van Der Kar as trustee in multiple family trusts.
(4)	Includes 23,350 shares held by Mr. Hollister as trustee in a family trust.

(5)	Includes 4,000 shares that may be acquired upon the exercise of outstanding stock options. Mr. DiGregorio has pledged 17,250 shares as security in a margin account.
(6)	Includes 8,000 shares that may be acquired upon the exercise of outstanding stock options.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC reports regarding their ownership and changes in ownership of our securities. We believe that, during fiscal years 2019 and 2020, our directors, executive officers and 10% shareholders complied with all Section 16(a) filing requirements, with the following exceptions: For 2019, James Gibson (late on one Form 4 representing three transactions), J. Link Leavens (late on one Form 4 representing one transaction), Donald Sanders (late on one Form 4 representing two transactions), Scott Van Der Kar (late on one Form 4 representing one transaction), and Steven Hollister (late on one Form 4 representing two transactions). For 2020, James Gibson (late on one Form 4 representing three transactions), Robert Wedin (late on one Form 4 representing three transactions), Ronald Araiza (late on one Form 4 representing two transactions), B. John Lindeman (late on one Form 4 representing three transactions), Lecil E. Cole (late on one Form 4 representing three transactions), and Scott Van Der Kar (late on one Form 4 representing one transaction). In making this statement, we have relied upon our examination of the copies of Forms 3, 4 and 5, and amendments thereto, provided to us and the written representations of our directors, executive officers and 10% shareholders.

TRANSACTIONS WITH RELATED PERSONS

Calavo has adopted a written policy for approval of transactions between Calavo and its directors, director nominees, executive officers, beneficial owners of more than 5% of our common stock, and their respective immediate family members where the amount involved in the transaction exceeds or is expected to exceed $100,000 in a single calendar year.

The policy provides that the Audit Committee reviews transactions subject to the policy and decides whether or not to approve or ratify those transactions. In doing so, the Audit Committee determines whether the transaction is in the best interests of Calavo. In making that determination, the Audit Committee takes into account, among other factors it deems appropriate:

●	The extent of the related person's interest in the transaction;
●	Whether the transaction is on terms generally available to an unaffiliated third-party under the same or similar circumstances;
●	The benefits to Calavo;
●	The impact or potential impact on a director's independence in the event the related party is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer;
●	The availability of other sources for comparable products or services; and
●	The terms of the transaction.

The Audit Committee has delegated authority to the chair of the Audit Committee to pre-approve or ratify transactions where the aggregate amount involved is expected to be less than $200,000. A summary of any new transactions pre-approved by the chair is provided to the full Board of Directors for its review in connection with the Board’s regularly scheduled meetings.

The Audit Committee has adopted standing pre-approvals under the policy for limited transactions with related persons. Pre-approved transactions include:

1.	Director compensation approved by the Board or the Compensation Committee;

2.	Transactions valued at the lesser than $200,000 or 2% of the other company's consolidated gross revenues, where the related person has an interest only as an employee (other than executive officer), director or beneficial holder of less than 10% of the other company's shares;
3.	Transactions where all shareholders receive proportional benefits; and
4.	Avocados delivered to us from our directors pursuant to our customary marketing agreements, as discussed below.

Four of our current directors and one director, Lecil E. Cole, who retired on March 1, 2021, are controlling shareholders, partners, executive officers and/or employees of entities that market in excess of $120,000 per year of avocados through us pursuant to customary marketing agreements during the 2020 fiscal year. During the fiscal year ended October 31, 2020, we paid the following amounts to each of those five directors or to an entity affiliated with the director with respect to avocados marketed through us:

Director	Amounts paid to director or affiliated entity pursuant to marketing agreements
Lecil E. Cole	$7,408,112
John M. Hunt(1)	1,849,769
Scott Van Der Kar	726,145
J. Link Leavens	2,756,032
Harold Edwards(2)	6,908,418

(1)	Amounts were paid to the Embaracadero Ranch, which is owned by the ADCO Group, of which Mr. Hunt is the Manager but is not a controlling shareholder, partner, director or executive officer. Mr. Hunt also sold approximately $50,000 of avocados from his own ranch to Calavo in fiscal 2020.
(2)	Amounts were paid to Limoneira Company, of which Mr. Edwards is the Chief Executive Officer.

We did not have any amounts due to Board members as of October 31, 2020.

During fiscal years 2020, we received $0.5 million as dividend income from Limoneira. In addition, we lease office space from Limoneira for our corporate office. Rent to Limoneira amounted to approximately $0.3 million for fiscal year 2020. Harold Edwards, who is a member of our Board of Directors, is the Chief Executive Officer of Limoneira. We have less than 10% ownership interest in Limoneira. Calavo has an interest free loan outstanding of $0.3 million to a family member of a director of Limoneira. The balance of this loan is $0.2 million as of the latest practical date.

Marc L. Brown served as a member of the law firm of TroyGould PC, which has represented Calavo as legal counsel on certain matters, from 2000 until his retirement from TroyGould PC in 2020. During the year ended October 31, 2020, Calavo paid fees totaling approximately $0.4 million to TroyGould PC.

FreshRealm is a start-up company, engaged in activities relating to the marketing of food products directly to consumers or other entities. We have an equity investment in FreshRealm representing approximately 37% ownership of FreshRealm as of October 31, 2020. We recorded an impairment of 100% of this equity investment, or $2.8 million, in fiscal 2020. We have a note receivable and trade receivables of approximately $34.5 million at October 31, 2020 (which includes accrued interest) from FreshRealm. We recorded a reserve for collectability of 100% of such note and trade receivables as of October 31, 2020. We also provide to FreshRealm storage services from a number of our facilities. See our Annual Report on Form 10-K for the fiscal year ended October 31, 2020 for more information.

 Marc L. Brown, Lecil E. Cole, Michael A. DiGregorio, Steve Hollister and Kathleen M. Holmgren have investments in FreshRealm as of October 31, 2020. In total, these investments account to less than 10% ownership of FreshRealm.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis explains the material elements of the compensation that was awarded to, earned by, or paid to each of our executive officers who is named below in the Summary Compensation Table during our 2020 fiscal year. Those executive officers are referred to below as the “named executive officers.”

At the 2020 annual meeting of the shareholders, shareholders approved by 98% of the shares voting on an advisory basis the compensation of the named executive officers of Calavo as disclosed in Calavo’s 2020 proxy statement. Based in part upon the results of this shareholder advisory vote, the Compensation Committee has determined to continue to follow its compensation policies and procedures.

Compensation Program Objectives and Philosophy

The Compensation Committee of our Board of Directors oversees the design and administration of the compensation program for our executive officers. The Compensation Committee’s primary objectives in structuring and administering our executive officer compensation program are to:

●	attract, motivate and retain talented and dedicated executive officers;

●	tie annual and long-term cash and stock incentives to achievement of measurable corporate and individual performance objectives; and

●	reinforce business strategies and objectives for enhanced shareholder value.

To achieve these goals, the Compensation Committee maintains compensation plans that tie a portion of executive officers’ overall compensation to key strategic goals, such as financial and operational performance, as measured by metrics, such as net income or adjusted net income. The Compensation Committee evaluates individual executive performance with a goal of setting compensation at levels the Committee believes are comparable with those of executive officers at other public companies having a similar size and, generally, line of business, while taking into account our relative performance and our own strategic goals.

The principal elements of our executive compensation program are base salaries, annual cash bonus awards that are based upon the achievement of objective performance goals such as net income levels, restricted stock grants, and other benefits and perquisites. Our other benefits and perquisites consist of life, disability and health insurance benefits, a qualified 401(k) savings plan and automobile allowances. The Compensation Committee also awards discretionary cash and/or stock-based bonuses in appropriate circumstances.

We view these components of compensation as related, but distinct. Although the Compensation Committee does review total compensation, we do not believe that significant compensation derived from one component of compensation should negate or offset compensation from other components. We determine the appropriate level for each compensation component based in part, but not exclusively, on competitive benchmarking consistent with our recruiting and retention goals, our view of internal equity and consistency, and other considerations we deem relevant, such as rewarding extraordinary performance.

Determination of Compensation Awards

The Compensation Committee typically performs an annual strategic review of our executive officers’ compensation to determine whether such compensation provides adequate incentives and motivation to our executive officers and whether it adequately compensates our executive officers relative to comparable officers in other similarly situated companies. The Compensation Committee’s most recent review occurred in January 2021.

From time to time, the Compensation Committee’s meetings include, for all or a portion of each meeting, the Committee members, our Chief Executive Officer, our Chief Financial Officer, a recording secretary and/or other Board members. For compensation decisions relating to executive officers other than our Chief Executive Officer, the Compensation Committee considers recommendations from our Chief Executive Officer.

When determining compensation for our Chief Executive Officer, the Compensation Committee considers such factors as competitive industry salaries, an assessment of the Chief Executive Officer’s contributions made during the preceding year and his industry expertise. Our Chief Executive Officer does not attend the portion of the Compensation Committee’s meetings regarding his compensation.

Prior to the Tax Cuts and Jobs Act of 2017 (“TCJA”), Section 162(m) of the Internal Revenue Code generally disallowed a tax deduction to publicly held companies for compensation paid to certain executive officers in excess of $1 million per officer in any year that did not qualify as performance-based. Under the TCJA, the performance-based exception has been repealed and the $1 million deduction limit now applies to anyone serving as the chief executive officer or the chief financial officer at any time during the taxable year and the top three other highest compensated executive officers serving at any fiscal year-end.

Review of Compensation Surveys

The Compensation Committee believes that it is important when making its compensation-related decisions to be informed as to the current practices of similarly situated companies. As a result, the Compensation Committee, from time to time, reviews broad-based third-party surveys and other information collected from public and private sources regarding the compensation for executive officers of comparably sized companies. The Compensation Committee considers the information in these surveys in connection with establishing the base salaries, performance-compensation awards, equity awards and other benefits and perquisites for our named executive officers.

During fiscal 2019, the Compensation Committee retained an independent management consulting company, Korn Ferry. The Compensation Committee received from Korn Ferry reports that provided analyses and recommendations regarding compensation for Calavo’s non-employee directors and executive officers, including information about compensation for peer group companies, updates on executive compensation market trends and recommendations regarding short-term and long-term executive compensation incentive programs.

Pursuant to applicable SEC and NASDAQ rules, the Compensation Committee assessed the independence of Korn Ferry and determined that it is an independent compensation consultant. Korn Ferry does not provide any other services to Calavo, and the Compensation Committee met with Korn Ferry outside the presence of Calavo management.

The Compensation Committee analyzed whether Korn Ferry has any conflict of interest, taking into consideration the following factors: (i) the provision of other services to Calavo by Korn Ferry; (ii) the amount of fees paid by Calavo to Korn Ferry as a percentage of the firm’s total revenue; (iii) Korn Ferry’s policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Korn Ferry or the individual compensation advisors employed by the firm with an executive officer of Calavo; (v) any business or personal relationship of the individual compensation advisors with any member of the Compensation Committee; and (vi) any stock of Calavo owned by Korn Ferry or the individual compensation advisors employed by the firm. The Committee has determined, based on its analysis of the above factors, that the work of Korn Ferry and the individual compensation advisors employed by Korn Ferry as compensation consultants to Calavo has not created any conflict of interest.

The Compensation Committee does not believe that the compensation of our named executive officers should be established solely by reference to the compensation programs of other companies or that the compensation of our named executive officers should be set as a specified percentage of the average compensation that is paid to executive officers of other companies. However, the Compensation Committee believes that collecting and reviewing this compensation survey information is a useful resource in providing information about current compensation practices and in confirming that Calavo’s executive compensation program remains competitive.

Base Salaries

We provide our named executive officers with base salaries that we believe enable us to hire and retain individuals in a competitive environment and to reward individual performance and contribution to our overall business goals, while taking into account the unique circumstances of our company. We review base salaries for our named executive officers annually, and increases are based on our performance and individual performance.

On January 2, 2020, James Gibson, was appointed to serve as Chief Executive Officer of Calavo, with such service to commence on February 1, 2020. Mr. Gibson has served as President of Calavo’s RFG division since October 26, 2017 and previously served as Chief Operating Officer and a founder member of RFG since 2003.

Mr. Gibson received an annual base salary of $1,000,000 for fiscal 2020. Mr. Gibson is also eligible to participate in other compensation and benefit programs that are available to Calavo’s executive officers, including Calavo’s management incentive plan for executive officers that currently provides executive officers with annual cash and restricted stock awards in amounts that are based on the satisfaction of specified performance criteria.

In February 2020, the Compensation Committee increased certain of our named executive officers’ annual base salaries. Mr. Lindeman’s base salary increased from $425,000 to $450,000 and the base salaries of Messrs. Araiza and Wedin increased from $375,000 to $390,000. In awarding these increases, the Committee primarily considered the base salaries paid by our peer companies to similarly situated executives.

On February 26, 2020, B. John Lindeman resigned from his position as Chief Financial Officer and Corporate Secretary, to accept a position with a company that does not compete with Calavo. His departure was effective March 11, 2020.

On May 11, 2020, Kevin Manion, was appointed to serve as Chief Financial Officer of Calavo. Mr. Manion received an initial annual base salary of $450,000.

On August 10, 2020, Calavo promoted Robert Wedin and Mark Lodge. Mr. Wedin was promoted to Executive Vice President of Fresh sales and Mark Lodge was promoted to Chief Operations Officer. Upon such promotions, each had annual base salaries of $430,000.

Our named executive officers’ base salaries for the 2020 fiscal year were as follows:

Executive Officer	Base Salary for Fiscal 2020
James Gibson, Chief Executive Officer	$1,000,000
Kevin Manion, Chief Financial Officer	$450,000
Mark Lodge, Chief Operations Officer	$430,000
Robert Wedin, Executive Vice President, Fresh Sales	$430,000
Ronald Araiza, Vice President, Foods Sales	$390,000
B. John Lindeman, Former Chief Financial Officer	$450,000
Lecil E. Cole, Former Chief Executive Officer	$800,000

CEO Pay Ratio

As required by applicable SEC rules, we are providing the following information about the relationship of the total annual compensation of our employees and the annual total compensation of our CEO.

In accordance with SEC S-K Item 402(u), we are using the same “median employee” identified in 2019 in our 2020 pay ratio calculation, as we believe that there has been no change in our employee population or employee compensation arrangements that we believe would result in a significant change to our pay ratio disclosure for 2020.

We took the following steps to identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and our CEO:

•

We determined that, for fiscal 2019, our employee population consisted of 5,619 individuals.  This population consisted of full time, part time and seasonal employees employed with us at any point in fiscal 2019.  55% of the total employee population was from Mexico.  The remaining 45% of the total employee population was from the United States.

•

For the annual total compensation of our median employee, we identified and calculated the elements of that employee's compensation for 2019 in accordance with the requirements of Item 402(c)(2)(x), resulting in annual total compensation of $4,948. Since the median employee is located in Mexico, we converted the employee's pay from the local currency to U.S. dollars using the average published interbank exchange rate during fiscal 2019.

For 2020, the median of the annual total worldwide compensation of our employees (other than our CEO) was $4,948. Our median employee from the 2019 proxy statement is a production worker in our production facility in Uruapan Mexico.

The total annual compensation of our CEO, as reported in the Summary Compensation Table included elsewhere in this proxy was $1,888,814.

Based on this information, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all our employees was 382 to 1.

Annual Performance-Based Bonus Awards

During each fiscal year, the Compensation Committee evaluates our bonus compensation practices in light of the objectives of the compensation program. As a result of this evaluation, the Compensation Committee determined that it was appropriate for our named executive officers to be eligible to receive performance-based compensation upon the achievement of specified performance goals. During the 2020 fiscal year, the performance-based goal was based upon our net income. For each named executive officer, the Compensation Committee provided that the executive officer would receive a percentage of our net income if we achieved a threshold net income of $53,000,000.

The Compensation Committee believes that basing bonuses on the achievement of specified levels of net income provides a correlation between executive compensation and company performance. A named executive officer’s entitlement to a performance-based payment is not accelerated in the event of the named executive officer’s termination of employment.

For fiscal 2020, the percentage of our net income that each named executive officer was entitled to receive as a performance-based bonus was as follows:

Executive Officer	Net income: $53M- $55M, bonus percent of net income:	Net income: $55M- $57M, bonus percent of net income:	Net income: $57M- $59M, bonus percent of net income:	Net income: $59M- $62M, bonus percent of net income:	Net income: $62M & above bonus percent of net income:
James Gibson	0.94%	1.82%	2.63%	3.39%	4.03%
B. John Lindeman	0.42%	0.82%	1.18%	1.53%	1.81%
Robert Wedin	0.37%	0.71%	1.03%	1.32%	1.57%
Ronald Araiza	0.37%	0.71%	1.03%	1.32%	1.57%

We had a loss of $13.6 million for fiscal 2020. Excluding certain items as directed by the Compensation Committee, adjusted net income in fiscal 2020 was $27.6 million. The Compensation Committee concluded cash bonuses should not be paid under the above performance plan for fiscal 2020 and instead used its discretion to make restricted stock awards discussed below. Mark Lodge, Lecil E. Cole and Kevin Manion were not eligible for the above fiscal 2020 MIP table.

In November 2020, the Compensation Committee paid discretionary restricted stock bonuses to the following named executive officers:

Executive Officer	Stock Award ($)	Restricted Shares Granted
Kevin Manion	$134,988	1,986
Robert Wedin	$129,007	1,898
Mark Lodge	$94,478	1,390
Ronald Araiza	$116,976	1,721

These shares have full voting rights and participate in dividends as if unrestricted.  The grant date fair value of restricted stock granted November 2020 for the named executive officers computed in accordance with FASB ASC Topic 718, was $475,000. The closing share price of our common stock at the grant date of November 2, 2020 was $67.97. These shares vest over two year subject to continued service in one-half increments, on an annual basis, beginning November 2, 2021.

In January 2021, the Compensation Committee established performance-based compensation award targets for the named executive officers for the 2021 fiscal year. For the 2021 fiscal year, the percentage of our adjusted net income that each named executive officer may be entitled to receive as a performance-based bonus is as follows:

Executive Officer	Net income: $30M- $32M, bonus percent of net income:	Net income: $32M- $35M, bonus percent of net income:	Net income: $35M- $38M, bonus percent of net income:	Net income: $38M- $41M, bonus percent of net income:	Net income: $41M- $43M, bonus percent of net income:	Net income: $43M- $45M, bonus percent of net income:	Net income: $45M- $47M, bonus percent of net income:	Net income: $47M & above bonus percent of net income:
James Gibson	0.83%	1.56%	2.14%	2.63%	3.05%	3.49%	3.89%	4.26%
Kevin Manion	0.38%	0.70%	0.96%	1.18%	1.37%	1.57%	1.75%	1.91%
Mark Lodge	0.36%	0.67%	0.92%	1.13%	1.31%	1.50%	1.67%	1.83%
Robert Wedin	0.36%	0.67%	0.92%	1.13%	1.31%	1.50%	1.67%	1.83%
Ronald Araiza	0.33%	0.61%	0.84%	1.03%	1.19%	1.36%	1.52%	1.66%

The named executive officers shown above are not eligible to receive performance-based bonuses unless adjusted net income for our 2021 fiscal year is at least $30,000,000, which the Compensation Committee concluded was the minimum adjusted net income that would result in increased shareholder value. We anticipate that at least 50% of the performance-based bonus for fiscal 2021 shown above will be paid in restricted stock, to be vested, over a 36-month period, as well as vesting immediately upon certain events, such as death or a change in control. Adjusted net income, for performance-based bonuses purposes, will be uncapped at the percentages shown above.

Named Executive Officers’ Benefits and Perquisites

We provide the opportunity for our named executive officers and other executives to receive certain perquisites and general health and welfare benefits. We also offer participation in our defined contribution 401(k) plan. After three months of service, we match 100% of the participants’ contributions to their 401(k) plan, up to a maximum of 6% of compensation. In fiscal 2021, we changed our 401(k) to a safe harbor plan that allows for immediate participation and vesting. This plan matches 100% for the first 3% contributed and 50% for the next 2% for a maximum of 4% of compensation. General health and welfare benefits and our defined contribution 401(k) plan are provided to substantially all of our full-time U.S. employees. In addition, we provide a car allowance to each of our named executive officers. We provide these benefits to create additional incentives for our executive officers and to remain competitive in the general marketplace for executive talent.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors of Calavo Growers, Inc. has reviewed and discussed with the Chief Executive Officer the above Compensation Discussion and Analysis. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE

Steven Hollister, Chair

Kathleen M. Holmgren

Michael A. DiGregorio

Farha Aslam

The following table shows information concerning the annual compensation for services provided to us by our Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers during the three preceding fiscal years.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)		All Other Compensation ($)		Total ($)
Lecil Cole	2020	$201,644	$-	$-	(1)	$15,665	(2)	$217,309
Former Chief Executive Officer, Chairman of the	2019	791,250	880,105	880,105		38,726		2,590,186
Board of Directors and President	2018	741,125	345,831	345,831		35,880		1,468,667
B. John Lindeman	2020	152,534	-	-	(1)	13,906	(3)	166,440
Former Chief Financial Officer and Corporate	2019	412,480	425,051	425,051		43,085		1,305,667
Secretary	2018	371,315	169,724	169,724		44,130		754,893
James Gibson	2020	856,250	-	1,000,000	(1)	32,564	(4)	1,888,814
Chief Executive Officer	2019	405,785	425,051	425,051		36,993		1,292,880
	2018	344,793	157,500	157,500		37,012		696,805
Kevin Manion(9)	2020	213,288	200,000	434,988	(1)	16,135	(5)	864,411
Chief Financial Officer
Ronald Araiza	2020	386,671	-	116,976	(1)	42,678	(6)	546,325
Vice President, Foods Sales	2019	368,285	375,045	375,045		45,014		1,163,389
	2018	344,793	157,500	157,500		45,015		704,808
Robert Wedin	2020	394,890	-	129,007	(1)	33,043	(7)	556,940
Executive Vice President, Fresh Sales	2019	368,285	375,045	375,045		38,377		1,156,752
	2018	344,793	157,500	157,500		38,332		698,125
Mark Lodge(10)	2020	341,781	50,000	394,478	(1)	31,747	(8)	818,006
Chief Operations Officer

(1)	Reflects amounts paid in restricted stock that were earned under the annual performance-based bonus awards and discretionary awards for officers discussed above in the Compensation Discussion and Analysis. James Gibson, Kevin Manion and Mark Lodge were awarded restricted stock awards as part of their employment agreements.
(2)	Consists of (i) $1,513 we paid on behalf of Mr. Cole related to health insurance, (ii) $13,994 of contributions made by us to our 401(k) plan on behalf of Mr. Cole, and (iii) $158 we paid on behalf of Mr. Cole related to life insurance which is a benefit provided to all employees.
(3)	Consists of (i) $3,673 we paid on behalf of Mr. Lindeman related to health insurance, (ii) $10,009 of contributions made by us to our 401(k) plan on behalf of Mr. Lindeman, and (iii) $224 we paid on behalf of Mr. Lindeman related to life insurance which is a benefit provided to all employees.
(4)	Consists of (i) $15,532 we paid on behalf of Mr. Gibson related to health insurance, (ii) $12,129 we paid to Mr. Gibson related to a car allowance, (iii) $1,527 of contributions made by us to our 401(k) plan on behalf of Mr. Gibson, (iv) $3,336 we paid on behalf of Mr. Gibson related to life insurance which is a benefit provided to all employees and (v) $40 we paid to Mr. Gibson for allowances paid to all employees.
(5)	Consists of (i) $552 we paid on behalf of Mr. Manion related to health insurance, (ii) $7,144 we paid to Mr. Manion related to a car allowance, (iii) $5,650 of contributions made by us to our 401(k) plan on behalf of Mr. Manion, (iv) $2,029 we paid on behalf of Mr. Manion related to life insurance which is a benefit provided to all employees and (v) $760 we paid to Mr. Manion for allowances paid to all employees.
(6)	Consists of (i) $14,633 we paid on behalf of Mr. Araiza related to health insurance, (ii) $11,196 we paid to Mr. Araiza related to a car allowance, (iii) $13,039 of contributions made by us to our 401(k) plan on behalf of Mr. Araiza, and (iv) $3,460 we paid on behalf of Mr. Araiza related to life insurance which is a benefit provided to all employees and (v) $320 we paid to Mr. Araiza for allowances paid to all employees.

(7)	Consists of (i) $7,461 we paid on behalf of Mr. Wedin related to health insurance, (ii) $11,196 we paid to Mr. Wedin related to a car allowance, (iii) $10,289 of contributions made by us to our 401(k) plan on behalf of Mr. Wedin, and (iv) $3,427 we paid on behalf of Mr. Wedin related to life insurance which is a benefit provided to all employees and (v) $670 we paid to Mr. Wedin for allowances paid to all employees.
(8)	Consists of (i) $15,645 we paid on behalf of Mr. Lodge related to health insurance, (ii) $4,665 we paid to Mr. Lodge related to a car allowance, (iii) $8,974 of contributions made by us to our 401(k) plan on behalf of Mr. Lodge, and (iv) $1,213 we paid on behalf of Mr. Lodge related to life insurance and (v) $1,250 we paid to Mr. Lodge for allowances paid to all employees.
(9)	Mr. Manion was appointed Chief Financial Officer on May 11, 2020.
(10)	Mr. Lodge was promoted to Chief Operations Officer on August 10, 2020.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2020

	Estimated Future Payouts				Estimated Future Payouts
	Under Non-Equity				Under Equity
	Incentive Plan Awards(1)				Incentive Plan Awards(1)(2)
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Grant date fair value of stock	All other stock awards: Number shares
Name	Date	($)	($)	($)	($)	($)	($)	awards ($)	granted
James Gibson Chief Executive Officer	N/A	$249,000	$763,000	$ No Max	$249,000	$763,000	$ No Max	$1,000,000(3)	13,053(3)
B. John Lindeman Former Chief Financial Officer	N/A	111,000	342,000	No Max	111,000	342,000	No Max	-	-
Robert Wedin Executive Vice President, Fresh Sales	N/A	98,000	299,000	No Max	98,000	299,000	No Max	129,007(6)	1,898(6)
Ronald Araiza Vice President, Foods Sales	N/A	98,000	299,000	No Max	98,000	299,000	No Max	116,976(7)	1,721(7)
Kevin Manion Chief Financial Officer	N/A	98,000	299,000	No Max	98,000	299,000	No Max	$434,988(4)	7,404(4)
Mark Lodge Chief Operations Officer	N/A	98,000	299,000	No Max	98,000	299,000	No Max	$394,478(5)	5,958(5)

(1)	The amounts set forth above reflect the threshold amount, the target amount and the maximum amount that each of our named executive officers could have earned under our performance-based bonus plan for services performed in fiscal 2020 if we had attained the respective net income levels discussed above under Compensation Discussion and Analysis. The above threshold, target and maximum bonuses were set by the Compensation Committee in January 2020. No cash bonuses were paid in fiscal 2020 related to the performance-based awards.

(2)	See the Summary Compensation Table and the discussion under Compensation Discussion and Analysis. Each dollar amount of restricted shares reflected in the table, if earned, would be converted into a number of shares based upon the actual closing price of our common stock on the date in 2020 that the shares were issued to the executive officer. No restricted shares were granted in fiscal 2020 related to the performance-based awards.

(3)	On June 17, 2020, as part of the employment agreement, James Gibson our newly appointed Chief Executive Officer was granted 13,053 restricted shares, based on the date of when he became Chief Executive Officer. The closing price of our stock on such date was $76.61. These shares vest in one-third increments, starting on February 1, 2021.

(4)	On May 11, 2020, as part of the employment agreement, Kevin Manion our newly appointed Chief Financial Officer was granted 5,418 restricted shares. The closing price of our stock on such date was $55.37. These shares vest in one-third increments, on an annual basis following the grant date. In addition, Kevin Manion was granted a discretionary bonus of 1,986 shares on November 2, 2020. The closing price of our stock on such date was $67.97. These shares vest in one-half increments, on an annual basis following the grant date.

(5)	On August 10, 2020, as part of the employment agreement, Mark Lodge our newly appointed Chief Operations Officer was granted 4,568 restricted shares. The closing price of our stock on such date was $65.67. The above shares vest in one-third increments, on an annual basis following the grant date. In addition, Mark Lodge was granted a discretionary bonus of 1,390 shares on November 2, 2020. The closing price of our stock on such date was $67.97. These shares vest in one-half increments, on an annual basis following the grant date.

(6)	Robert Wedin was granted a discretionary bonus of 1,898 shares on November 2, 2020. The closing price of our stock on such date was $67.97. These shares vest in one-half increments, on an annual basis following the grant date.

(7)	Ronald Araiza was granted a discretionary bonus of 1,721 shares on November 2, 2020. The closing price of our stock on such date was $67.97. These shares vest in one-half increments, on an annual basis following the grant date.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

On August 10, 2020, as part of the employment agreement, Mark Lodge our newly appointed Chief Operations Officer was granted 4,568 restricted shares. The closing price of our stock on such date was $65.67. These shares vest in one-third increments, on an annual basis.

On June 17, 2020, as part of the employment agreement, James Gibson our newly appointed Chief Executive Officer was granted 13,053 restricted shares, based on the date of when he became Chief Executive Officer. The closing price of our stock on such date was $76.61. These shares vest in one-third increments, starting on February 1, 2021.

On May 11, 2020, as part of the employment agreement, Kevin Manion our newly appointed Chief Financial Officer was granted 5,418 restricted shares. The closing price of our stock on such date was $55.37. These shares vest in one-third increments, on an annual basis.

On April 22, 2020, three of our former officers were granted a total 18,324 unrestricted shares, as part of their past services. The closing price of our stock on such date was $61.09. These shares were granted pursuant to our 2011 Plan. The total recognized stock-based compensation for these grants was $1.1 million for the year ended October 31, 2020.

In November 2020, the Compensation Committee awarded the following discretionary restricted stock bonuses to the named executive officers:

Executive Officer	Stock Award ($)	Restricted Shares Granted
Kevin Manion	$134,988	1,986
Robert Wedin	$129,007	1,898
Mark Lodge	$94,478	1,390
Ronald Araiza	$116,976	1,721

These shares have full voting rights and participate in dividends as if unrestricted.  The grant date fair value of restricted stock granted during fiscal year 2021 for the executive offices computed in accordance with FASB ASC Topic 718, was $475,000. The closing share price of our common stock at the grant date of November 2, 2020 was $67.97. These shares vest over two years subject to continued service in one-half increments, on an annual basis, beginning November 2, 2021.

In December 2019, Lecil Cole, James Gibson, Ronald Araiza and Robert Wedin were granted restricted shares. These shares have full voting rights and participate in dividends as if unrestricted.  The closing share price of our common stock on such date was $87.63. These shares vest in one-third increments, on an annual basis, beginning December 18, 2020. The grant date fair value of restricted stock granted during fiscal year 2019 for our named executive officers as computed in accordance with FASB ASC Topic 718, was $2,055,000.

See the following table for restricted stock shares outstanding as of October 31, 2020.

	Stock Awards
Executive Officer	Equity incentive plan awards: number of unearned shares, units or other rights have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Lecil Cole	16,478	$1,106,146
Kevin Manion	5,418	$363,710
James Gibson	20,083	$1,348,172
Ronald Araiza	6,406	$430,012
Robert Wedin	6,627	$444,871
Mark Lodge	4,568	$306,650

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2020

With respect to the named executive officers, there were no option exercises in fiscal year 2020. The named executive officers do not have plans providing pension or nonqualified deferred compensation.

See the following table for restricted stock shares vested in fiscal year 2020.

	Stock Awards
Executive Officer	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Lecil Cole	11,656	$1,020,401
B. John Lindeman	3,783	$331,123
James Gibson	3,650	$319,415
Ronald Araiza	1,513	$132,149
Robert Wedin	3,650	$319,415
Kevin Manion	-	-
Mark Lodge	-	-

EXECUTIVE EMPLOYMENT AGREEMENTS

As referenced above, we entered into employment agreement with James Gibson, Kevin Manion and Mark Lodge in fiscal 2020. These agreements have been filed with the SEC in their entirety on Form 8-Ks.

Base Salary:

The employment agreements provide that James Gibson, Kevin Manion and Mark Lodge will receive an annual base salary equal to their current base salary, which is subject to annual review and increase by our Compensation Committee in its discretion.

Signing Bonuses and Other:

On June 17, 2020, James Gibson received a signing bonus of $1,000,000 in restricted shares that vest in three equal annual installments subject to the requirement that he remain in Calavo’s employment at time of vesting. James Gibson was granted 13,053 restricted shares. The closing price of our stock on such date was $76.61. These shares vest in one-third increments, starting on February 1, 2021. James Gibson further received a lump sum payment of approximately $200,000 to reimburse him for expenses incurred in connection with his relocation from the Sacramento area to Santa Barbara County, California.

On May 11, 2020, Kevin Manion received a signing bonus of $200,000 in cash and $300,000 in restricted shares that vest in three equal annual installments subject to the requirement that he remain in Calavo’s employment at time of vesting. Kevin Manion was granted 5,418 restricted shares. The closing price of our stock on such date was $55.37. These shares vest in one-third increments, on an annual basis following the grant date.

On August 10, 2020, Mark Lodge received a signing bonus of $50,000 in cash and $300,000 in restricted shares that vest in three equal annual installments subject to the requirement that he remain in Calavo’s employment at time of vesting. Mark Lodge was granted 4,568 restricted shares. The closing price of our stock on such date was $65.67. These shares vest in one-third increments, on an annual basis following the grant date.

Performance Based Bonuses:

With respect to each of Calavo’s fiscal years beginning with the 2020 fiscal year, James Gibson, Kevin Manion and Mark Lodge will be eligible to receive a performance bonus pursuant to Calavo’s 2011 Management Incentive Plan in accordance with performance targets, thresholds and requirements to be established by Calavo’s Compensation Committee for Calavo’s executive officers. In addition, with respect to each fiscal year, the Compensation Committee may elect to award a discretionary bonus.

Termination:

If Calavo terminates Jim Gibson’s, Kevin Manion’s, and Mark Lodge’s employment without cause or the executive terminates employment for good reason, as such terms are defined in their Employment Agreement, their respective restricted shares will vest and the executives will be entitled to receive one year of base salary and a pro rata portion of his annual performance bonus for the year in which his employment terminates. These severance payments are conditioned upon the executives’ timely execution and non-revocation of a release of claims against the Company.

Clawback Provisions:

Any incentive-based compensation, or any other compensation, paid is subject to recovery under any law, government regulation or stock exchange listing requirement will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement.  Calavo will make any determination for clawback or recovery in accordance with its determination of any applicable law or regulation based on the guidance of outside professionals.

Change of Control:

If a Change of Control of Calavo occurs and if the agreements entered into by Calavo with respect to the Change of Control do not provide for, on a basis determined by the Committee to be appropriate, (x) the continuation in full force and effect of the applicable Awards that are outstanding as of the Change of Control, (y) the assumption in full by the Company’s successor in the Change of Control of such Awards that are outstanding as of the Change of Control, or (z) the substitution by the Company’s successor in the Change of Control for such Awards of new awards with substantially similar terms, including securities of the successor corporation or its “parent corporation” with appropriate adjustments as to the number and kinds of securities and exercise prices with respect to Options, SARs, Restricted Shares and Restricted Stock Units, then

 (a) Any outstanding Options or SARs then held by Participants that are unexercisable or otherwise unvested shall automatically be deemed exercisable or otherwise vested, as the case may be, as of five days prior to the Change of Control and shall terminate on the date of the Change of Control (see table below);

 (b) All Awards designated as Performance Awards shall be paid out as if the date of the Change of Control were the last day of the applicable Performance Period and “target” performance levels had been attained; provided, however, that the Committee shall have discretion to cancel, without payment and effective as of the Change of Control, any or all outstanding Incentive Cash Awards that constitute Performance Awards if the Change of Control occurs prior to the completion of at least fifty percent of the Performance Period governing such Incentive Cash Awards; and

(c) All other outstanding Awards (i.e., other than Options, SARs and Awards designated as Performance Awards) then held by Participants that are unexercisable, unvested or still subject to restrictions or forfeiture, shall automatically be deemed exercisable and vested and all restrictions and forfeiture provisions related to such Awards shall lapse immediately prior to the Change of Control.

The below table summarizes as of October 31, 2020, the shares that would vest upon a change of control, per (a) above.

		($)
	Stock Awards
Executive Officer	Equity incentive plan awards: number of unearned shares, units or other rights have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Kevin Manion	5,418	$363,710
James Gibson	20,083	$1,348,172
Mark Lodge	4,568	$306,650

COMPENSATION RISK

Our Compensation Committee reviewed the compensation policies and practices of Calavo that could have a material impact on Calavo. The Compensation Committee’s review considered whether any of these policies and practices may encourage inappropriate risk-taking, whether any policy or practice may give rise to risks that are reasonably likely to have a material adverse effect on us, and whether it would recommend any changes to the Calavo's compensation policies and practices. The Compensation Committee also reviewed with the Board of Directors risk-mitigating controls such as the degree of committee and senior management oversight of each compensation program and the level and design of internal controls over such programs.  Based on these reviews, Calavo determined that risks arising from its compensation policies and practices are not reasonably likely to have a material adverse effect on Calavo.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

In fiscal 2020, the members of our Compensation Committee were Steven Hollister, Kathleen M. Holmgren, and Michael A. DiGregorio, who are all non-employee directors. Farha Aslam, also a non-employee director, joined the Compensation Committee in January 2021. None of such committee members (1) was an officer or employee of Calavo or any of our subsidiaries during or prior to the time they served on the Compensation Committee or (2) had any relationship requiring disclosure by us pursuant to any paragraph of Item 404 of SEC Regulation S-K. None of the Company’s executive officers serves on the board of directors or compensation committee of a company that has an executive officer that serves as or served as a member of our Board or compensation committee.

STOCK INCENTIVE PLANS OF CALAVO GROWERS, INC.

In April 2011, our shareholders approved the Calavo Growers, Inc. 2011 Management Incentive Plan (the “2011 Plan”). All directors, officers, employees and consultants (including prospective directors, officers, employees and consultants) of Calavo and its subsidiaries are eligible to receive awards under the 2011 Plan. Up to 1,500,000 shares of common stock may be issued by Calavo under the 2011 Plan. The 2011 Plan is being replaced by the 2020 Plan which is described elsewhere in this proxy.

The purpose of the 2011 Plan is to promote the interests of Calavo Growers, Inc. and its shareholders by (a) attracting, retaining and motivating directors, officers, employees and consultants (including prospective directors, officers, employees and consultants) of the Company and its affiliates and (b) enabling such individuals to participate in the growth and financial success of the Company.

The 2011 Plan authorizes the granting of awards in a variety of forms, including the following types of awards to persons who are employees, officers, consultants, advisors, or directors of Calavo or any of its affiliates:

●	“Incentive stock options” that are intended to satisfy the requirements of Section 422 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder;

●	“Non-qualified stock options” that are not intended to be incentive stock options; and

●	Shares of common stock that are subject to specified restrictions.

Subject to the adjustment provisions of the 2011 Plan that are applicable in the event of a stock dividend, stock split, reverse stock split or similar transaction, up to 1,500,000 shares of common stock may be issued under the 2011 Plan and no person may be granted awards under the 2011 Plan during any 12-month period that cover more than 150,000 shares of common stock.

The 2011 Plan is administered by our Compensation Committee. The Compensation Committee is responsible for selecting the officers, employees, directors, consultants and advisers, if any, who will receive options and restricted stock. Subject to the requirements imposed by the 2011 Plan, the Compensation Committee is also responsible for determining the terms and conditions of each option award, including the number of shares subject to the option, the exercise price, expiration date and vesting period of the option and whether the option is an incentive stock option or a non-qualified stock option. Subject to the requirements imposed by the 2011 Plan, the Compensation Committee is also responsible for determining the terms and conditions of each restricted stock grant, including the number of shares granted, the purchase price (if any) and the vesting, transfer and other restrictions imposed on the stock. The Compensation Committee has the power, authority and discretion to make all other determinations deemed necessary or advisable for the administration of the 2011 Plan or of any award under the 2011 Plan.

Under current law, only officers and other employees are entitled to receive incentive stock options. The exercise price for an incentive stock option may not be less than 100% of the fair market value of the common stock on the date of the grant of the option. With respect to an option holder who owns stock possessing more than 10% of the total voting power of all classes of our stock, the exercise price for an incentive stock option may not be less than 110% of the fair market value of the common stock on the date of the grant of the option. The 2011 Plan also requires that the exercise price for non-qualified stock options not be less than 100% of the fair market value of the common stock on the date of the grant of the option.

Unless otherwise determined by the Compensation Committee, options granted under the 2011 Plan are generally not transferable, except by will or the laws of descent and distribution. Except as otherwise provided in the option agreement, an option ceases to be exercisable ninety days after the termination of the option holder’s employment with us.

The Board of Directors may, at any time, amend, discontinue or terminate the 2011 Plan. With specified exceptions, no amendment, suspension or termination of the plan may adversely affect outstanding options or the terms that are applicable to outstanding restricted stock. No amendment or suspension of the 2011 Plan requires shareholder approval unless such approval is required under applicable law or under the rules of any stock exchange or NASDAQ market on which our stock is traded.

No awards will be made under the 2011 Plan after December 9, 2020. All awards made under the 2011 Plan prior to December 10, 2020 will remain subject to the terms of that plan. The 2020 Plan is the successor to the 2011 Plan.

See “Proposal No. 4 – Approval of the Calavo Growers, Inc. 2020 Equity Incentive Plan” above for a discussion of the 2020 Plan.

Officers are required to own at least 4,000 shares of Calavo common stock. If an Officer does not own 4,000 shares, the Officer must retain 60% of awarded shares, once vested, until the date that the Officer owns at least 4,000 shares of Common stock. Once the Officer owns at least 4,000 shares of Common Stock, the Officer is not required to retain any awarded shares, once vested, so long as the Officer at all times thereafter continues to own at least 4,000 shares of Common Stock during the period that he or she is an officr of Calavo. All of the named executive officers have satisfied this stock ownership requirement.

Recoupment of Awards

If, due to the material noncompliance of the Company with any financial reporting requirement of the United States securities laws, rules and regulations, the Company is required to prepare an accounting restatement of its financial statements, the Company will take the following actions with respect to each Award that was granted under the 2011 Plan during the three-year period preceding the date on which the Company becomes required to prepare such restatement, regardless as to whether such restatement is attributable to any Participant’s or other Person’s negligence, fraud or other misconduct:

(i)	If an Award is unpaid, unvested or unexercised, the Company will cancel all or a portion of the Award, if and to the extent that the Committee determines that the Award to the Participant was based upon erroneous data contained in the Company’s financial statements and was in excess of the Award that the Participant would have received based upon the Company’s restated financial statements;

(ii)	If any Shares have been issued by the Company to the Participant under the Award and have vested, the Participant will be required to transfer to the Company, for no consideration, all or a portion of such Shares or a cash amount equal to the Fair Market Value of such Shares as of the date of the restated financial statements, if and to the extent that the Committee determines that the Award of such Shares received by the Participant was based upon erroneous data contained in the Company’s financial statements and was in excess of the Shares that the Participant would have received based upon the Company’s restated financial statements; and

(iii)	If an Award has been paid in cash by the Company to the Participant under the Award, the Participant will be required to return to the Company, for no consideration, all or a portion of such cash, if and to the extent that the Committee determines that the Award of such cash payment received by the Participant was based upon erroneous data contained in the Company’s financial statements and was in excess of the cash payment that the Participant would have received based upon the Company’s restated financial statements.

PRINCIPAL AUDITOR FEES AND SERVICES

The Audit Committee appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2021. Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Fees Incurred by Calavo Growers, Inc. to Deloitte & Touche LLP

The following table shows the fees paid or accrued by us for audit and other services provided by Deloitte & Touche LLP for fiscal 2020 and 2019 (in thousands).

	2020	2019
Audit Fees (1)	$1,745	$1,620
Audit-Related Fees	-	-
Tax Fees (2)	352	441
All Other Fees	2	-
Total	$2,099	$2,061

(1)	Audit fees represent fees for professional services provided in connection with the audit of our financial statements, the audit of internal control over financial reporting, review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings.

(2)	For fiscal year 2020, tax fees principally included tax compliance fees of approximately $317,000, and tax advice fees totaling approximately $35,000. For fiscal year 2019, tax fees principally included tax compliance fees of approximately $327,000, and tax advice fees totaling approximately $114,000.

All services rendered by Deloitte & Touche LLP were approved by the Audit Committee. The Audit Committee has adopted an approval policy that requires the pre-approval by the audit committee of all services to be performed for us by Deloitte & Touche LLP. The Audit Committee has concluded the provision of the non-audit services listed above is compatible with maintaining the independence of Deloitte & Touche LLP.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee has the responsibilities set forth in the Audit Committee Charter which include but are not limited to, representing and assisting the Board in fulfilling its responsibilities for general oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent registered public accounting firm's qualifications and independence, the performance of our internal audit function and independent registered public accounting firm, and risk assessment and risk management. The Audit Committee also manages our relationship with our independent registered public accounting firm (which reports directly to the Audit Committee). The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties and receives appropriate funding, as determined by the Audit Committee, from Calavo for such advice and assistance.

Our management is primarily responsible for our internal control and financial reporting process. Our independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an independent audit of our consolidated financial statements and issuing opinions on the conformity of those audited financial statements with United States generally accepted accounting principles and the effectiveness of our internal control over financial reporting. The Audit Committee monitors our financial reporting process and reports to the Board on its findings.

In this context, the Audit Committee hereby reports as follows:

1. The Audit Committee has reviewed and discussed the audited financial statements with our management.

2. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board (the "PCAOB") and applicable requirements of the SEC.

3. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with the independent registered public accounting firm its independence.

4. Based on the review and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended October 31, 2020, for filing with the Securities and Exchange Commission.

The undersigned members of the Audit Committee have submitted this Report to the Board of Directors.

Audit Committee

Michael A. DiGregorio, Chairman

Steven Hollister

Kathleen M. Holmgren

Farha Aslam

ADDITIONAL INFORMATION

SHAREHOLDERS ENTITLED TO VOTE AT THE ANNUAL MEETING MAY OBTAIN, WITHOUT CHARGE, A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED OCTOBER 31, 2020, OTHER THAN EXHIBITS TO SUCH REPORT, UPON WRITTEN REQUEST BY EMAIL TO 2021PROXY@CALAVO.COM. WE WILL ALSO FURNISH TO SUCH PERSONS A COPY OF ANY EXHIBITS TO OUR ANNUAL REPORT ON FORM 10-K FOR A FEE OF $.20 PER PAGE, PAYABLE IN ADVANCE. THIS FEE COVERS ONLY OUR REASONABLE EXPENSES IN FURNISHING THE EXHIBITS.

APPENDIX A

CALAVO GROWERS, INC.

2020 EQUITY INCENTIVE PLAN

Adopted by the Board of Directors on December 9, 2020

1. GENERAL.
(a) Award Recipients. The persons eligible to receive Awards are Employees, Directors and Consultants.
(b) Available Awards. The Plan provides for the grant of the following Awards: (i) Incentive Stock Options; (ii) Nonstatutory Stock Options; (iii) Stock Appreciation Rights (SARs); (iv) Restricted Stock Awards; (v) Restricted Stock Unit Awards; (vi) Performance Stock Awards; (vii) Performance Cash Awards; and (viii) Other Stock Awards.
(c) Purpose. The Company, by means of the Plan, seeks to secure and retain the services of the group of persons eligible to receive Awards as set forth in Section 1(a), to provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and to provide a means by which such eligible recipients may be given an opportunity to benefit from increases in the value of the Common Stock through the granting of Awards.
(d) Successor to the 2011 Management Incentive Plan. The Plan is the successor to the Company’s 2011 Management Incentive Plan. As provided in Section 1.3 of the 2011 Management Incentive Plan, no awards shall be made under the 2011 Management Incentive Plan after December 9, 2020. All awards made under the 2011 Management Incentive Plan prior to December 10, 2020 shall remain subject to the terms of that plan.
(e) Definitions. Section 13 sets forth the definitions of certain capitalized terms used in the Plan.
2. ADMINISTRATION.
(a) Administration of the Plan. The Plan shall be administered by the Administrator. To the extent that applicable laws permit, the Board may delegate administration of the Plan to a Committee or Committees, as provided in Section 2(c). Notwithstanding the foregoing, the Board (rather than a Committee) shall be responsible for granting Awards to Non-Employee Directors and for administering the provisions of the Plan that are applicable to such Awards.
(b) Powers of the Administrator. The Administrator shall have the power and authority, subject to, and within the limitations of, the provisions of the Plan:
(i) To determine from time to time: (A) which of the persons eligible under the Plan shall be granted Awards; (B) when and how each Award shall be granted; (C) what type or combination of types of Awards shall be granted; (D) the provisions of each Award granted (which need not be identical), including the time or times when a person shall be permitted to receive cash or Common Stock pursuant to a Stock Award; (E) the number of shares of Common Stock with respect to which a Stock Award shall be granted to each such person; and (F) the Fair Market Value applicable to a Stock Award;
(ii) To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration; and the Administrator, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Stock Award Agreement or in the written terms of a Performance Cash Award, in a manner and to the extent it shall deem necessary or expedient to make the Plan or Award fully effective;
(iii) To settle all controversies regarding the Plan and Awards granted under it;

(iv) To accelerate the time at which an outstanding Award may first be exercised or the time at which an outstanding Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Award Agreement stating the time at which it may first be exercised or the time at which it shall vest, but such acceleration shall be permitted only (A) as a result of a Participant’s termination of Continuous Service by reason of the Participant’s death or Disability, (B) in connection with (including following) the consummation of a Change in Control or a dissolution or liquidation of the Company, or (C) pursuant to the terms of a written employment agreement between the Participant and the Company or an Affiliate in connection with the Participant’s termination of Continuous Service;
(v) To amend, suspend or terminate the Plan at any time; provided that amendment, suspension or termination of the Plan shall not impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant;
(vi) To submit any amendment to the Plan for shareholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of (A) Section 422 of the Code regarding “incentive stock options” or (B) Rule 16b-3 under the Exchange Act;
(vii) To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more Awards, including, but not limited to, amendments to provide terms more favorable to the Participant than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to the Administrator’s discretion; provided, however, that a Participant’s rights under any Award shall not be impaired by any such amendment unless (A) the Company requests the consent of the affected Participant and (B) such Participant consents in writing; notwithstanding the foregoing, subject to the limitations of applicable law, if any, the Administrator may amend the terms of any one or more Awards without the affected Participant’s consent if necessary to maintain the qualified status of the Award as an Incentive Stock Option or to bring the Award into compliance with Section 409A of the Code;
(viii) To exercise such powers and to perform such acts as the Administrator deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards; and
(ix) To adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Employees, Directors or Consultants who are foreign nationals or employed outside the United States.
(c) Delegation to a Committee.
(i) General. The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated to a Committee or Committees. References in the Plan to the “Administrator” shall refer, as applicable, to the Board and/or the Committee or Committees.
(ii) Members of the Committee. Unless otherwise determined by the Board, the Committee shall be comprised of at least two Directors, each of whom shall be an Outside Director. The failure of the Committee to be comprised solely of Outside Directors shall not affect the validity of any action of the Committee (including the grant of any Award) that otherwise complies with the terms of the Plan.

(d) Delegation to the Chief Executive Officer. If and to the extent that may be permitted by the California General Corporation Law, the Board may delegate to the Company’s Chief Executive Officer the authority to do one or both of the following: (i) designate Employees who are not Officers to be recipients of Options and Stock Appreciation Rights (and, to the extent permitted by applicable law, other Stock Awards) and the terms thereof, and (ii) determine the number of shares of Common Stock to be subject to such Stock Awards granted to such Employees; provided, however, that the Board resolutions regarding such delegation shall specify the total number of shares of Common Stock that may be subject to the Stock Awards granted by the Chief Executive Officer and that the Chief Executive Officer may not grant a Stock Award to himself or herself.

(e) Effect of the Administrator’s Determinations. All determinations, interpretations and constructions made by the Administrator shall be final, binding and conclusive on all persons.
(f) Indemnification. To the maximum extent permitted by applicable law and the Company’s Bylaws, each Director (including, without limitation, each Committee member) shall be indemnified and held harmless by the Company from and against (i) any expense (including attorneys’ fees) that may be actually and reasonably incurred by such person in connection with or resulting from any action, suit or proceeding to which such person may be a party or in which such person may be involved by reason of any action taken or omitted to be taken under the Plan or any Award Agreement and (ii) any and all amounts paid by such person, with the Company’s approval, in settlement of such action, suit or proceeding, or paid by such person in satisfaction of any judgment or fine in any such action, suit or proceeding against such person. The Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding, and, once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The preceding right to indemnification shall be in addition to any other indemnification rights to which a Director is entitled under the Company’s Bylaws, under applicable law or under an agreement entered into with the Company.
3. SHARES SUBJECT TO THE PLAN.
(a) Share Reserve. Subject to Section 9(a) relating to Capitalization Adjustments, the aggregate number of shares of Common Stock that may be issued pursuant to Stock Awards granted under the Plan from and after the Effective Date shall not exceed 1,500,000 shares (the “Share Reserve”), of which up to 1,500,000 shares may be issued pursuant to Incentive Stock Options. To the extent permitted by Nasdaq Listing Rule 5635(c)(3) or other applicable national stock exchange rule, shares of Common Stock may be issued by the Company in connection with a merger or acquisition without reducing the number of shares available for issuance under the Plan. Furthermore, if a Stock Award or any portion thereof (i) expires or otherwise terminates without all of the shares covered by such Stock Award having been issued or (ii) is settled in cash by reason of the Participant receiving cash rather than stock, the number of shares of Common Stock subject to such Stock Award that were not issued with respect to such Stock Award shall not be treated as having been issued for purposes of this Section 3(a) and the Share Reserve shall be increased by such number of shares.
(b) Share Counting; Reversion of Shares to the Share Reserve.
(i) A “Full Value Award” means any Restricted Stock Award, Restricted Stock Unit Award or other Stock Award settled in Common Stock, excluding, however, (A) an Option, (B) a Stock Appreciation Right, or (C) a Restricted Stock Award or an Other Stock Award under which the Company will receive monetary consideration equal to the Fair Market Value (determined on the effective date of grant) of the shares subject to such Award. Each share of Common Stock subject to an Award other than a Full Value Award shall be counted against the Share Reserve limit set forth in Section 3(a) as one share. Each share of Common Stock subject to a Full Value Award shall be counted against the Share Reserve as two shares of Common Stock; provided, however, that each share of Common Stock subject to a Full Value Award that is forfeited or repurchased pursuant to the first sentence of Section 3(b)(ii), and each share of Common Stock subject to a Full Value Award that is not issued because a Stock Award expires, terminates without issuance or is settled in cash as described in the last sentence of Section 3(a), shall be counted as two shares of Common Stock for purposes of determining the number of shares of Common Stock again becoming available for issuance under the Plan.

(ii) If any shares of Common Stock issued pursuant to a Stock Award are forfeited back to or repurchased by the Company because of the failure to meet a contingency or condition required to vest such shares in the Participant, then the shares that are forfeited or repurchased shall revert to and again become available for issuance under the Plan. Shares of Common Stock shall not be deemed to have been issued pursuant to the Plan with respect to any portion of an Award that is settled in cash. Shares of Common Stock that are reacquired or withheld by the Company pursuant to Section 8(f) in connection with a tax withholding obligation or as consideration for the exercise of an Option, SAR or any other Stock Award shall not again become available for issuance under the Plan. The payment of dividends and dividend equivalents in cash in conjunction with any outstanding Awards shall not be counted against the shares of Common Stock available for issuance under the Plan.
(c) Source of Shares. The stock issuable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market or otherwise.
4. ELIGIBILITY AND AWARD LIMITATIONS.
(a) Eligibility for Specific Stock Awards. Incentive Stock Options may be granted only to employees of the Company or a “parent corporation” or “subsidiary corporation” thereof (as such terms are defined in Sections 424(e) and 424(f) of the Code). Stock Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants; provided, however, that Stock Awards may not be granted to Employees, Directors and Consultants who are providing Continuous Service only to any “parent” of the Company, as such term is defined in Rule 405 of the Securities Act, unless the stock underlying such Stock Awards is treated as “service recipient stock” under Section 409A of the Code because the Stock Awards are granted pursuant to a corporate transaction (such as a spin-off transaction) or unless such Stock Awards comply with the distribution requirements of Section 409A of the Code.
(b) Ten Percent Shareholders. A Ten Percent Shareholder shall not be granted an Incentive Stock Option unless the exercise price of such Option is at least 110% of the Fair Market Value on the date of grant and the Option is not exercisable after the expiration of five years from the date of grant.
(c) Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds $100,000, the Options or portions thereof that exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options, notwithstanding any provision to the contrary in the applicable Option Agreements.
(d) Vesting Condition Limitation. Notwithstanding any other provision in the Plan to the contrary, an Award granted under the Plan shall vest no earlier than the first anniversary of the date the Award is granted; provided, however, that (i) Awards that result in the issuance of an aggregate of up to five percent of the shares of Common Stock available pursuant to Section 3(a) (as such number of shares of Common Stock may be increased from time to time in accordance with the Plan) may be granted to any one or more eligible Directors, Consultants or Employees without respect to such one-year minimum vesting condition; (ii) Awards to Non-Employee Directors may vest on the earlier of the one-year anniversary of the date of grant or the next annual meeting of shareholders (provided that such vesting period may not be less than 50 weeks after the date of grant); and (iii) Awards may vest without respect to the minimum vesting condition limitation described in this Section 4(d) above (A) as a result of a Participant’s termination of Continuous Service by reason of the Participant’s death or Disability, (B) in connection with (including following) the consummation of a Change in Control or a dissolution or liquidation of the Company, or (C) pursuant to the terms of a written employment agreement between the Participant and the Company or an Affiliate in connection with the Participant’s termination of Continuous Service.
(e) No Repricing of Stock Awards or Cancellation and Re-Grant of Stock Awards. Except with respect to adjustments that are made in accordance with Section 9(a) or 9(c), the Administrator shall not have the authority to (i) reduce the exercise price of any outstanding Option or SAR or take any other action that would be treated, for accounting purposes, as a “repricing” of any outstanding Stock Award under the Plan or (ii) cancel and re-grant any outstanding Stock Award under the Plan, unless the shareholders of the Company approve such reduction, cancellation, re-grant or other action.

(f) Limitation on Annual Compensation to Non-Employee Directors. In no event shall the compensation payable by the Company to a Non-Employee Director for services performed as a Non-Employee Director, including, without limitation, the grant date value (determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 or any amendment or successor to such standard) of Awards, cash retainers, Committee fees and other compensation, exceed $450,000 in the aggregate during any fiscal year, which limit shall be increased to $650,000 in the fiscal year of a Non-Employee Director’s initial service as a Non-Employee Director, and in no event shall the number of shares of Common Stock subject to Stock Awards (including, without limitation, Options) granted to any Non-Employee Director, subject to the provisions of Section 9(a) relating to Capitalization Adjustments, exceed 20,000 shares during any fiscal year. The limitation of 20,000 shares described in this Section 4(f) refers to the actual number of shares of Common Stock that is subject to each Stock Award and such limitation shall be calculated without regard to the provision set forth in Section 3(b)(i) that each share of Common Stock subject to a Full Value Award shall be counted against the Plan’s Share Reserve limit in Section 3(a) as two shares of Common Stock.
5. PROVISIONS RELATING TO OPTIONS AND STOCK APPRECIATION RIGHTS.

Each Option or SAR shall be in such form and shall contain such terms and conditions as the Administrator shall deem appropriate. All Options shall be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant and, if certificates are issued, a separate certificate or certificates shall be issued for shares of Common Stock purchased on exercise of each type of Option. If an Option is not specifically designated as an Incentive Stock Option, then the Option shall be a Nonstatutory Stock Option. The provisions of separate Options or SARs need not be identical; provided, however, that each Option Agreement or Stock Appreciation Right Agreement shall conform to (through incorporation of provisions hereof by reference in the applicable Award Agreement or otherwise) the substance of each of the following provisions:

(a) Term. The term of each Option and SAR shall be set by the Administrator in its sole discretion; provided, however, that the term shall not be more than ten years from the date the Option or SAR is granted or five years from the date an Incentive Stock Option is granted to a Ten Percent Shareholder. The Administrator shall determine the time period, including the time period following any termination of a Participant's Continuous Service, during which the Participant has the right to exercise a vested Option or SAR, which time period may not extend beyond the expiration date of the Option or SAR term. Except as limited by the requirements of Section 409A or Section 422 of the Code, the Administrator may extend the term of any outstanding Option or SAR, and may extend the time period during which a vested Option or SAR may be exercised, in connection with any termination of the Participant's Continuous Service, and may amend any other term or condition of such Option or SAR relating to such a termination of Continuous Service, provided, however, that such term or time period shall not be extended beyond the date described in the first sentence of this paragraph.
(b) Exercise Price. Subject to the provisions of Section 4(b) regarding Ten Percent Shareholders, the exercise price (or strike price) of each Option or SAR shall be not less than 100% of the Fair Market Value of the Common Stock subject to the Option or SAR on the date the Option or SAR is granted. Notwithstanding the foregoing, an Option or SAR may be issued with an exercise price (or strike price) lower than 100% of the Fair Market Value of the Common Stock subject to the Option or SAR if such Option or SAR is issued pursuant to an assumption of or substitution for another option or stock appreciation right pursuant to a Change in Control and in a manner consistent with the provisions of Section 409A of the Code and, if applicable, Section 424(a) of the Code. Each SAR will be denominated in shares of Common Stock equivalents.
(c) Purchase Price for Options. The purchase price of Common Stock acquired pursuant to the exercise of an Option shall be paid, to the extent permitted by applicable law and as determined by the Administrator in its sole discretion, by any combination of the methods of payment set forth below. The Administrator shall have the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment. The permitted methods of payment are as follows:
(i) By cash, check, bank draft or money order payable to the Company;

(ii) Pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to a broker to pay the aggregate exercise price to the Company from the sales proceeds;
(iii) By delivery to the Company of shares of Common Stock already owned by the Participant and valued at the Fair Market Value as of the date of delivery to the Company;
(iv) If the option is a Nonstatutory Stock Option, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that the Company shall accept a cash or other payment from the Participant to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued; provided, further, that shares of Common Stock will no longer be subject to an Option and will not be exercisable thereafter to the extent that (A) shares issuable upon exercise are reduced to pay the exercise price pursuant to the “net exercise,” (B) shares are delivered to the Participant as a result of such exercise, and (C) shares are withheld to satisfy tax withholding obligations; and
(v) In any other form of legal consideration that may be acceptable to the Administrator and specified in the applicable Award Agreement.
(d) Exercise and Payment of a SAR. To exercise any outstanding SAR, the Participant must provide written notice of exercise to the Company in compliance with the provisions of the Stock Appreciation Right Agreement evidencing such SAR. The appreciation distribution payable on the exercise of a SAR will be not greater than an amount equal to the excess of (i) the aggregate Fair Market Value (on the date of the exercise of the SAR) of a number of shares of Common Stock equal to the number of Common Stock equivalents in which the Participant is vested under such SAR and with respect to which the Participant is exercising the SAR on such date over (ii) the strike price that will be determined by the Administrator at the time of grant of the SAR. The appreciation distribution in respect to a SAR may be paid in Common Stock, in cash, in any combination of the two or in any other form of consideration, as determined by the Administrator and contained in the Stock Appreciation Right Agreement evidencing such SAR.
(e) Transferability of Options and SARs. The Administrator may, in its sole discretion, impose such limitations on the transferability of Options and SARs as the Administrator shall determine. In the absence of such a determination by the Administrator to the contrary, the following restrictions on the transferability of Options and SARs shall apply:
(i) Restrictions on Transfer. An Option or SAR shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Participant only by the Participant; provided, however, that the Administrator may, in its sole discretion, permit transfer of the Option or SAR in a manner that is not prohibited by applicable tax and securities laws upon the Participant’s request. Except as explicitly provided herein, neither an Option nor a SAR may be transferred for consideration.
(ii) Domestic Relations Orders. Notwithstanding the foregoing, an Option or SAR may be transferred pursuant to a domestic relations order; provided, however, that if an Option is an Incentive Stock Option, such Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer.
(iii) Beneficiary Designation. Notwithstanding the foregoing, the Participant may, by delivering written notice to the Company, in a form provided by or otherwise satisfactory to the Company and any broker designated by the Company to effect Option exercises, designate a third party who, in the event of the death of the Participant, shall thereafter be entitled to exercise the Option or SAR and receive the Common Stock or other consideration resulting from such exercise. In the absence of such a designation, the executor or administrator of the Participant’s estate shall be entitled to exercise the Option or SAR and receive the Common Stock or other consideration resulting from such exercise.

(f) Vesting Generally. Subject to Section 4(d), the total number of shares of Common Stock subject to an Option or SAR may vest and therefore become exercisable in periodic installments that may or may not be equal. The Option or SAR may be subject to such other terms and conditions on the time or times when it may or may not be exercised (which may be based on the satisfaction of Performance Goals or other criteria) as the Administrator may deem appropriate. The vesting provisions of individual Options or SARs may vary. The provisions of this Section 5(f) are subject to any Option or SAR provisions governing the minimum number of shares of Common Stock as to which an Option or SAR may be exercised.
(g) Termination of Continuous Service. Except as otherwise provided in the applicable Award Agreement or other agreement between the Participant and the Company or except as otherwise extended by the Administrator, if a Participant’s Continuous Service terminates (other than for Cause or upon the Participant’s death or Disability), the Participant may exercise his or her Option or SAR (to the extent that the Participant was entitled to exercise such Award as of the date of termination of Continuous Service) but only within such period of time ending on the earlier of (i) the date three months following the termination of the Participant’s Continuous Service (or such longer or shorter period specified in the applicable Award Agreement) or (ii) the expiration of the term of the Option or SAR as set forth in the Award Agreement. If, after termination of Continuous Service, the Participant does not exercise his or her Option or SAR within the time specified herein or in the Award Agreement (as applicable), the Option or SAR shall terminate except as otherwise determined by the Administrator. Notwithstanding any provision in the Plan to the contrary, the Administrator may, in its sole discretion and subject to whatever terms and conditions it elects, provide in the Award Agreement for continued vesting of an Option or SAR following a termination of Continuous Service.
(h) Extension of Termination Date. If the exercise of an Option or SAR following the termination of the Participant’s Continuous Service (other than for Cause or upon the Participant’s death or Disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Option or SAR shall terminate on the earlier of (i) the expiration of a total period of three months (that need not be consecutive) after the termination of the Participant’s Continuous Service during which the exercise of the Option or SAR would not be in violation of such registration requirements or (ii) the expiration of the term of the Option or SAR as set forth in the applicable Award Agreement or as otherwise determined by the Administrator. In addition, unless otherwise provided in a Participant’s Award Agreement or as otherwise determined by the Administrator, if the sale of any Common Stock received upon exercise of an Option or SAR following the termination of the Participant’s Continuous Service (other than for Cause) would violate the Company’s insider trading policy, then the Option or SAR shall terminate on the earlier of (i) the expiration of a period equal to the applicable post-termination exercise period after the termination of the Participant’s Continuous Service during which the sale of the Common Stock received upon exercise of the Option or SAR would not be in violation of the Company’s insider trading policy or (ii) the expiration of the term of the Option or SAR as set forth in the applicable Award Agreement.
(i) Disability of a Participant. Except as otherwise provided in the applicable Award Agreement or other agreement between the Participant and the Company or except as otherwise extended by the Administrator, if a Participant’s Continuous Service terminates as a result of the Participant’s Disability, the Participant may exercise his or her Option or SAR (to the extent that the Participant was entitled to exercise such Option or SAR as of the date of termination of Continuous Service), but only within such period of time ending on the earlier of (i) the date twelve months following such termination of Continuous Service (or such longer or shorter period specified in the Award Agreement) or (ii) the expiration of the term of the Option or SAR as set forth in the Award Agreement. If, after termination of Continuous Service, the Participant does not exercise his or her Option or SAR within the time specified herein or in the Award Agreement (as applicable), the Option or SAR (as applicable) shall terminate except as otherwise determined by the Administrator.

(j) Death of a Participant. Except as otherwise provided in the applicable Award Agreement or other agreement between the Participant and the Company or except as otherwise extended by the Administrator, if (i) a Participant’s Continuous Service terminates as a result of the Participant’s death or (ii) the Participant dies within the period (if any) specified in the Award Agreement after the termination of the Participant’s Continuous Service for a reason other than death, then the Option or SAR may be exercised (to the extent the Participant was entitled to exercise such Option or SAR as of the date of death) by the Participant’s estate, by a person who acquired the right to exercise the Option or SAR by bequest or inheritance or by a person designated to exercise the Option or SAR upon the Participant’s death, but only within the period ending on the earlier of (i) the date twelve months following the date of death (or such longer or shorter period specified in the Award Agreement) or (ii) the expiration of the term of such Option or SAR as set forth in the Award Agreement. If, after the Participant’s death, the Option or SAR is not exercised within the time specified herein or in the Award Agreement (as applicable), the Option or SAR shall terminate except as otherwise determined by the Administrator.
(k) Termination for Cause. Except as explicitly provided otherwise in a Participant’s Award Agreement or except as otherwise extended by the Administrator, if a Participant’s Continuous Service is terminated for Cause, the Option or SAR shall terminate upon the date on which the Participant’s Continuous Service terminated, and the Participant shall be prohibited from exercising his or her Option or SAR from and after the date of such termination of Continuous Service.
6. PROVISIONS OF STOCK AWARDS OTHER THAN OPTIONS AND SARS.
(a) Restricted Stock Awards. Each Restricted Stock Award Agreement shall be in such form and shall contain such terms and conditions as the Administrator shall deem appropriate. To the extent consistent with the Company’s Bylaws, at the Administrator’s election, shares of Common Stock may be (i) held in book entry form subject to the Company’s instructions until any restrictions relating to the Restricted Stock Award lapse or (ii) evidenced by a certificate, which certificate shall be held in such form and manner as determined by the Administrator. The terms and conditions of Restricted Stock Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Award Agreements need not be identical; provided, however, that each Restricted Stock Award Agreement shall conform to (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:
(i) Consideration. A Restricted Stock Award may be awarded in consideration for (A) cash, check, bank draft or money order payable to the Company, (B) past services to the Company or an Affiliate, or (C) any other form of legal consideration that may be acceptable to the Administrator, in its sole discretion, and permissible under applicable law.
(ii) Vesting. Subject to Section 4(d), shares of Common Stock awarded under the Restricted Stock Award Agreement shall be subject to forfeiture to the Company in accordance with a vesting schedule to be determined by the Administrator.
(iii) Termination of a Participant’s Continuous Service. If a Participant’s Continuous Service terminates, the Company may receive through a forfeiture condition or a repurchase right any or all of the shares of Common Stock held by the Participant that have not vested as of the date of termination of Continuous Service under the terms of the Restricted Stock Award Agreement.
(iv) Transferability. Rights to acquire shares of Common Stock under the Restricted Stock Award Agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the Restricted Stock Award Agreement, as the Administrator shall determine in its sole discretion, so long as Common Stock awarded under the Restricted Stock Award Agreement remains subject to the terms of the Restricted Stock Award Agreement.

(b) Restricted Stock Unit Awards. Each Restricted Stock Unit Award Agreement shall be in such form and shall contain such terms and conditions as the Administrator shall deem appropriate. The terms and conditions of Restricted Stock Unit Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Unit Award Agreements need not be identical; provided, however, that each Restricted Stock Unit Award Agreement shall conform to (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:
(i) Consideration. At the time of grant of a Restricted Stock Unit Award, the Administrator will determine the consideration, if any, to be paid by the Participant upon delivery of each share of Common Stock subject to the Restricted Stock Unit Award. The consideration to be paid (if any) by the Participant for each share of Common Stock subject to a Restricted Stock Unit Award may be paid in any form of legal consideration that may be acceptable to the Administrator, in its sole discretion, and permissible under applicable law.
(ii) Vesting. Subject to Section 4(d), at the time of the grant of a Restricted Stock Unit Award, the Administrator may impose such restrictions on or conditions to the vesting of the Restricted Stock Unit Award as it, in its sole discretion, deems appropriate.
(iii) Payment. A Restricted Stock Unit Award may be settled by the delivery of shares of Common Stock, their cash equivalent, any combination thereof or in any other form of consideration, as determined by the Administrator and contained in the Restricted Stock Unit Award Agreement.
(iv) Additional Restrictions. At the time of the grant of a Restricted Stock Unit Award, the Administrator, as it deems appropriate, may impose such restrictions or conditions that delay the delivery of the shares of Common Stock (or their cash equivalent) subject to a Restricted Stock Unit Award to a time after the vesting of such Restricted Stock Unit Award.
(v) Termination of a Participant’s Continuous Service. Except as otherwise provided in the applicable Restricted Stock Unit Award Agreement, such portion of the Restricted Stock Unit Award that has not vested will be forfeited upon the Participant’s termination of Continuous Service.
(c) Performance Awards.
(i) Performance Stock Awards. A Performance Stock Award is a Stock Award that may vest or may be exercised contingent upon the attainment during a Performance Period of certain Performance Goals. A Performance Stock Award may, but need not, require the completion of a specified period of Continuous Service. The length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained shall be conclusively determined by the Administrator, in its sole discretion. The Administrator may provide for or, subject to such terms and conditions as the Administrator may specify, may permit a Participant to elect for, the payment of any Performance Stock Award to be deferred to a specified date or event. In addition, to the extent permitted by applicable law and the applicable Award Agreement, the Administrator may determine that cash may be used in payment of Performance Stock Awards.
(ii) Performance Cash Awards. A Performance Cash Award is a cash award that may be paid contingent upon the attainment during a Performance Period of certain Performance Goals. A Performance Cash Award may also require the completion of a specified period of Continuous Service. The length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained shall be conclusively determined by the Administrator, in its sole discretion. The Administrator may specify the form of payment of Performance Cash Awards, which may be cash or other property, or may provide for a Participant to have the option for his or her Performance Cash Award, or such portion thereof as the Administrator may specify, to be paid in whole or in part in cash or other property.

(iii) Discretion. The Administrator shall have the right to reduce, eliminate or increase the amount that is payable under a Performance Stock Award or Performance Cash Award by taking into account additional factors that the Administrator may deem relevant, including the assessment of individual or corporate performance for the Performance Period.
(d) Other Stock Awards. Other forms of Stock Awards valued in whole or in part by reference to, or otherwise based on, Common Stock, including the appreciation in value thereof may be granted either alone or in addition to Stock Awards provided for under Section 5 and the preceding provisions of this Section 6. Subject to the provisions of the Plan, the Administrator shall have sole and complete authority to determine the persons to whom and the time or times at which such Other Stock Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Stock Awards and all other terms and conditions of such Other Stock Awards, which shall be set forth in Other Stock Award Agreements.
(e) Dividends and Dividend Equivalents. Dividends or dividend equivalents may be paid or credited, as applicable, with respect to any shares of Common Stock subject to a Stock Award (other than an Option or SAR), as determined by the Administrator and contained in the applicable Stock Award Agreement; provided, however, that (i) any dividends or dividend equivalents that are paid or credited with respect to any such shares shall be subject to all of the terms and conditions applicable to such shares under the terms of such Stock Award Agreement (including, without limitation, any vesting conditions), and (ii) any dividends or dividend equivalents that are paid or credited with respect to any such shares shall be subject to forfeiture to the Company on the date, if any, such shares are forfeited to or repurchased by the Company due to a failure to meet any vesting conditions under the terms of such Stock Award Agreement.
7. COVENANTS OF THE COMPANY.
(a) Availability of Shares. During the terms of the Stock Awards, the Company shall keep available at all times the number of shares of Common Stock reasonably required to satisfy such Stock Awards.
(b) Securities Law Compliance. The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Stock Awards and to issue and sell shares of Common Stock upon exercise of the Stock Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Stock Award or any Common Stock issued or issuable pursuant to any such Stock Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Stock Awards unless and until such authority is obtained. A Participant shall not be eligible for the grant of a Stock Award or the subsequent issuance of Common Stock pursuant to the Stock Award if such grant or issuance would be in violation of any applicable securities law.
(c) No Obligation to Notify or Minimize Taxes. The Company shall have no duty or obligation to any Participant to advise such holder as to the time or manner of exercising such Stock Award. Furthermore, the Company shall have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of a Stock Award or a possible period in which the Stock Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of a Stock Award to the holder of such Stock Award.
8. MISCELLANEOUS.
(a) Use of Proceeds from Sales of Common Stock. Proceeds from the sale of shares of Common Stock pursuant to Stock Awards shall constitute general funds of the Company.
(b) Corporate Action Constituting the Grant of Stock Awards. Corporate action constituting a grant by the Company of a Stock Award to any Participant shall be deemed completed as of the date of such corporate action, unless otherwise determined by the Administrator, regardless of when the instrument, certificate, or letter evidencing the Stock Award is communicated to, or actually received or accepted by, the Participant.

(c) Shareholder Rights. No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to a Stock Award unless and until (i) such Participant has satisfied all requirements for exercise of the Stock Award pursuant to its terms, if applicable, and (ii) the issuance of the Common Stock subject to such Stock Award has been entered into the books and records of the Company.
(d) No Employment or Other Service Rights. Nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or shall affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without Cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.
(e) Investment Assurances. The Company may require a Participant, as a condition of exercising or acquiring Common Stock under any Stock Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Stock Award, and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Stock Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (A) the issuance of the shares upon the exercise or acquisition of Common Stock under the Stock Award has been registered under a then-currently effective registration statement under the Securities Act or (B) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then-applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.
(f) Withholding Obligations. Unless prohibited by the terms of an Award Agreement, the Company may, in its sole discretion, satisfy any federal, state or local tax withholding obligation relating to an Award by any of the following means or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Award; provided, however, that no shares of Common Stock are withheld with a value exceeding the minimum amount of tax required to be withheld by law (or such lesser amount as may be necessary to avoid classification of the Stock Award as a liability for financial accounting purposes); (iii) withholding cash from an Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the Participant; or (v) by such other method as may be set forth in the Award Agreement.
(g) Electronic Delivery. Any reference herein to a “written” agreement or document shall include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) or posted on the Company’s intranet.

(h) Compliance with Section 409A of the Code.
(i) General. The Company intends that all Awards shall be structured to comply with, or to be exempt from, Section 409A of the Code, such that no adverse tax consequences, interest or penalties under Section 409A of the Code shall apply. To the extent that the Administrator determines that any Award granted under the Plan is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall be deemed to incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code. In addition and notwithstanding any provision to the contrary in the Plan or any Award Agreement, the Administrator may, without a Participant’s consent, amend the Plan or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and retroactive actions) as are necessary or appropriate to preserve the intended tax treatment of Awards, including any such actions intended to (A) exempt the Plan or any Award from Section 409A of the Code or (B) comply with Section 409A of the Code. However, the Company makes no representations or warranties as to an Award’s tax treatment under Section 409A of the Code or otherwise, and the Company has no obligation under the Plan or otherwise to avoid the taxes, penalties or interest under Section 409A of the Code with respect to any Award and shall have no liability to any Participant or any other person if any Award, compensation or other benefit under the Plan is determined to constitute nonqualified deferred compensation subject to taxes, penalties or interest under Section 409A of the Code.
(ii) Participant’s Termination of Continuous Service. If an Award constitutes “nonqualified deferred compensation” under Section 409A of the Code, any payment or settlement of such Award upon a termination of a Participant’s Continuous Service shall, to the extent necessary to avoid taxes under Section 409A of the Code, be made only upon the Participant’s “separation from service” within the meaning of Section 409A of the Code, whether such “separation from service” occurs upon or after the termination of the Participant’s Continuous Service.
(iii) Payments to Specified Employees. Notwithstanding any provision to the contrary in the Plan (and unless the Award Agreement specifically provides otherwise), if a Participant holding an Award that constitutes nonqualified deferred compensation under Section 409A of the Code is a “specified employee” for purposes of Section 409A of the Code, no distribution or payment of any amount shall be made upon a “separation from service” before a date that is six months following the date of such Participant’s “separation from service” (as defined in Section 409A of the Code without regard to alternative definitions thereunder) or, if earlier, the date of the Participant’s death, unless such distribution or payment can be made in a manner that complies with Section 409A of the Code.
(iv) Deferrals. To the extent permitted by applicable law, the Administrator, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may establish programs and procedures for deferral elections to be made by Participants. Deferrals by Participants shall be made in accordance with Section 409A of the Code. Consistent with Section 409A of the Code, the Administrator may provide for distributions while a Participant is still an Employee or otherwise providing services to the Company or an Affiliate. The Administrator is authorized to make deferrals of Awards and determine when, and in what annual percentages, a Participant may receive payments, including lump sum payments, following the Participant’s termination of Continuous Service, and implement such other terms and conditions consistent with the provisions of the Plan and in accordance with applicable law.
(i) Clawback Provisions. All Awards granted under the Plan shall be subject to recoupment in accordance with any clawback, recovery or recoupment policy that Company may adopt, including any such policy adopted pursuant to the listing standards of any national securities exchange on which the Company’s securities are listed or pursuant to other requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, the Administrator may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Administrator determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of Common Stock or other cash or property upon the occurrence of an event constituting Cause. No recovery of compensation under such a clawback policy shall be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under the Plan or any agreement with the Company.

9. ADJUSTMENTS UPON CHANGES IN THE COMMON STOCK; OTHER CORPORATE EVENTS.
(a) Capitalization Adjustments. In the event of a Capitalization Adjustment, the Administrator shall appropriately and proportionately adjust (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a), (ii) the class(es) and maximum number of securities that may be awarded to any person pursuant to Section 4(f), and (iii) the class(es) and number of securities and price per share of stock subject to outstanding Stock Awards. The Administrator shall make such adjustments, and its determination shall be final, binding and conclusive.
(b) Dissolution or Liquidation. Except as otherwise provided in the applicable Stock Award Agreement, in the event of a dissolution or liquidation of the Company, all outstanding Stock Awards (other than Stock Awards consisting of vested and outstanding shares of Common Stock not subject to a forfeiture condition or the Company’s right of repurchase) shall terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to the Company’s repurchase rights or subject to a forfeiture condition may be repurchased or reacquired by the Company notwithstanding the fact that the holder of such Stock Award is providing Continuous Service; provided, however, that the Administrator may, in its sole discretion, cause some or all Stock Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Stock Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.
(c) Change in Control.
(i) In the event of a Change in Control, if a Participant’s entire Award is not (A) continued in full force and effect by the Company, (B) assumed in full and continued in full force and effect by the Entity or its parent that is the surviving, purchasing or continuing corporation or other Entity in the Change in Control (the “Acquiror”), or (C) replaced by the Acquiror with a substantially equivalent award with respect to the Acquiror’s capital stock, with appropriate adjustments as to the number of securities and exercise prices, the Award shall fully vest (and as to Options and SARs, become fully exercisable) effective immediately prior to, but conditioned on the consummation of, the Change in Control, and, except as otherwise provided in an Award Agreement evidencing an Award, for each such Award that vests subject to the attainment of one or more Performance Goals, the applicable Performance Goals shall be deemed achieved at the greater of target or actual performance (with the Performance Goals equitably adjusted to reflect a shortened Performance Period ending as of the Change in Control). For purposes of this Section 9(c), if so determined by the Administrator in its sole discretion, an Award denominated in shares of Common Stock shall be deemed assumed if, following the Change in Control, the Award confers the right to receive, subject to the terms and conditions of the Plan and the applicable Award Agreement, for each share of Common Stock subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, other securities or property or a combination thereof) to which a holder of a share of Common Stock on the effective date of the Change in Control was entitled (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if such consideration is not solely common stock of the Acquiror, the Administrator may, with the consent of the Acquiror, provide for the consideration to be received upon the exercise or settlement of the Award, for each share of Common Stock subject to the Award, to consist solely of common stock of the Acquiror equal in Fair Market Value to the per share consideration received by holders of Common Stock pursuant to the Change in Control.
(ii) A Stock Award may be subject to additional acceleration of vesting and exercisability upon or after the termination of the Participant’s Continuous Service in connection with the consummation of a Change in Control (including within a specified period following a Change in Control) as may be provided in any written employment agreement or Stock Award Agreement between the Company or any Affiliate and the Participant or as may be otherwise determined by the Administrator.
(iii) Notwithstanding any other provision of the Plan to the contrary, with respect to an Award that constitutes “nonqualified deferred compensation” subject to the provisions of Section 409A of the Code, an event shall not be considered to be a Change in Control under the Plan unless such event is also a “change in ownership,” a “change in effective control” or a “change in the ownership of a substantial portion of the assets” of the Company, in each case within the meaning of Section 409A of the Code.

10. AMENDMENT, TERMINATION OR SUSPENSION OF THE PLAN.
(a) Amendment of the Plan. The Board has the power and authority to amend any provision of the Plan at any time; provided, however, that without the approval of the Company’s shareholders given within twelve months before or after any such Plan amendment, the Board shall not have the right or authority (i) to increase the aggregate number of shares of Common Stock (including upon the exercise of Incentive Stock Options) that may be issued under the Plan pursuant to Section 3(a), provided that an increase that is made pursuant to Section 9(a) in connection with a Capitalization Adjustment shall not require shareholder approval and may be made by the Board, (ii) to amend Section 4(e) relating to the repricing, cancellation and re-grant of Stock Awards, (iii) to amend the Plan in any respect that requires shareholder approval under the rules of The Nasdaq Stock Market LLC (or under the rules of any other national securities exchange on which the Common Stock may subsequently be traded), or (iv) to amend the Plan in any respect that requires shareholder approval under the Code or any other applicable law.
(b) Termination or Suspension of the Plan. The Board may suspend or terminate the Plan at any time. Unless terminated sooner by the Board, the Plan shall automatically terminate on the fifth anniversary of the date that the Plan was adopted by the Board. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.
(c) No Impairment of Rights upon the Plan’s Amendment, Suspension or Termination. Unless otherwise provided in the applicable Award Agreement, the amendment, suspension or termination of the Plan shall not impair rights and obligations under any Award that is granted prior to such amendment, suspension or termination, except with the written consent of the affected Participant.
11. EFFECTIVE DATE OF THE PLAN.

The Plan shall become effective on the Effective Date. The Plan shall be submitted for the approval of the Company’s shareholders at the 2021 annual meeting of shareholders. Awards may be granted prior to such shareholder approval, provided that such Awards shall not be exercisable, shall not vest, the restrictions thereon shall not lapse and no shares of Common Stock shall be issued pursuant to such Awards prior to the date that the Plan is approved by the Company’s shareholders. If such shareholder approval is not obtained at the 2021 annual meeting of shareholders, all Awards previously granted under the Plan shall be cancelled and become null and void.

12. CHOICE OF LAW.

The law of the State of California shall govern all questions concerning the construction, validity and interpretation of the Plan, without regard to that state’s conflict of laws rules.

13. DEFINITIONS.

As used in the Plan, the following definitions shall apply to the capitalized terms indicated below:

(a) “Acquiror” has the meaning set forth in Section 9(c)(i).
(b) “Administrator” means the Board or a Committee to the extent that the Board’s power or authority under the Plan has been delegated to such Committee.
(c) “Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 of the Securities Act. The Administrator shall have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.
(d) “Award” means a Stock Award or a Performance Cash Award.

(e) “Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an Award.
(f) “Board” means the Board of Directors of the Company.
(g) “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Stock Award after the Effective Date without the receipt of consideration by the Company through reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, reverse stock split, spin-off, split-off, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any amendment or successor to such standard). Notwithstanding the foregoing, the conversion of any convertible securities of the Company shall not be treated as a Capitalization Adjustment.
(h) “Cause” shall have the meaning ascribed to such term in any written agreement between the Participant and the Company or an Affiliate defining such term and, in the absence of such agreement, such term shall mean, with respect to a Participant, the occurrence of any of the following events: (i) the Participant’s commission of an act of fraud, embezzlement or dishonesty that has a material adverse impact on the Company or an Affiliate; (ii) the Participant’s conviction of, or plea of “guilty” or “no contest” to, a felony; (iii) the Participant’s unauthorized use or disclosure of confidential information or trade secrets of the Company or an Affiliate that has a material adverse impact on such entity; or (iv) the Participant’s intentional misconduct that has a material adverse impact on the Company or an Affiliate. Any determination by the Company that the Continuous Service of a Participant was terminated with or without Cause for the purposes of outstanding Awards held by such Participant shall have no effect upon any determination of the rights or obligations of the Company or such Participant for any other purpose.
(i) “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:
(i) Any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then-outstanding securities other than by virtue of a merger, consolidation or similar transaction; notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company, (B) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities, or (C) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this clause) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then-outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;
(ii) There is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the shareholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than 50% of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iii) There is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than 50% of the combined voting power of the voting securities of which are Owned by shareholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or
(iv) Individuals who, at the beginning of any twelve-month period following the Effective Date of the Plan, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board on any subsequent date during such twelve-month period; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of the Plan, be considered as a member of the Incumbent Board.

Notwithstanding the foregoing or any other provision of the Plan, (i) the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company; and (ii) the definition of Change in Control (or any analogous term) in a written employment agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an employment agreement, the foregoing definition shall apply.

(j) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto, the Treasury Regulations thereunder and other relevant interpretive guidance issued by the Internal Revenue Service or the Treasury Department. Reference to any specific section of the Code shall be deemed to include such regulations and guidance, as well as any successor provision of the Code.
(k) “Committee” means a committee of two or more Directors to whom authority has been delegated by the Board in accordance with Section 2(c).
(l) “Common Stock” means the common stock of the Company.
( m) “Company” means Calavo Growers, Inc., a California corporation.
(n) “Consultant” means any individual, including an advisor, who is engaged by the Company or an Affiliate to render bona fide consulting or advisory services to the Company or an Affiliate, provided that such services are not in connection with the offer or sale of the Company’s securities in a capital-raising transaction and that such services do not directly or indirectly promote or maintain a market for the Company’s securities. Service solely as a Director, or payment of a fee for such service, shall not cause a Director to be considered a “Consultant” for purposes of the Plan.

(o) “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, shall not terminate a Participant’s Continuous Service; provided, however, if the Entity for which a Participant is rendering services ceases to qualify as an Affiliate, as determined by the Administrator, in its sole discretion, such Participant’s Continuous Service shall be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. To the extent permitted by law, the Administrator or the Chief Executive Officer of the Company, in that party’s sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of (i) any leave of absence approved by the Administrator or Chief Executive Officer, including sick leave, military leave or any other personal leave or (ii) transfers between the Company, an Affiliate, or their successors. Notwithstanding the foregoing, a leave of absence shall be treated as Continuous Service for purposes of vesting in an Award only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law.
(p) “Director” means a member of the Board.
(q) “Disability” means, with respect to a Participant, the inability of such Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve months, as provided in Sections 22(e)(3) and 409A(a)(2)(C)(i) of the Code, and shall be determined by the Administrator on the basis of such medical evidence as the Administrator deems warranted under the circumstances.
(r) “Effective Date” means the effective date of the Plan, which is December 9, 2020 and which is the date on which the Board approved and adopted the Plan; provided, however, that the Plan is subject to approval by the Company’s shareholders at the 2021 annual meeting of shareholders.
(s) “Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, shall not cause a Director to be considered an “Employee” for purposes of the Plan.
(t) “Entity” means a corporation, partnership, limited liability company or other entity.
(u) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
(v) “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” shall not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, or (iv) an Entity Owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their Ownership of stock of the Company.
(w) “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:
(i) If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value of a share of Common Stock shall be, unless otherwise determined by the Administrator, the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in a source the Administrator deems reliable;

(ii) Unless otherwise provided by the Administrator, if there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists; and
(iii) In the absence of such markets for the Common Stock, the Fair Market Value shall be determined by the Administrator in good faith and in a manner that complies with Sections 409A and 422 of the Code.
(x) “Full Value Award” has the meaning set forth in Section 3(b)(i).
(y) “Incentive Stock Option” means an option granted pursuant to Section 5 of the Plan that is intended to be, and qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code.
(z) “Incumbent Board” has the meaning set forth in Section 13(i)(iv).
(aa) “Non-Employee Director” means a Director who not an Employee.
(bb) “Nonstatutory Stock Option” means any option granted pursuant to Section 5 of the Plan that does not qualify as an Incentive Stock Option.
(cc) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.
(dd) “Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to the Plan.
(ee) “Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.
(ff) “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.
(gg) “Other Stock Award” means an award based in whole or in part by reference to the Common Stock which is granted pursuant to the terms and conditions of Section 6(d).
(hh) “Other Stock Award Agreement” means a written agreement between the Company and a holder of an Other Stock Award evidencing the terms and conditions of an Other Stock Award grant. Each Other Stock Award Agreement shall be subject to the terms and conditions of the Plan.
(ii) “Outside Director” means a Director who is (i) a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act and (ii) an “independent director” under applicable rules of The Nasdaq Stock Market LLC (or under the rules of any other national securities exchange on which the Common Stock may subsequently be traded), including the independence rules of such stock exchange relating to compensation committee members.
(jj) “Own,” “Owned,” “Owner,” “Ownership” means that a person or Entity owns, owned, is the owner of or has acquired ownership of securities, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise and has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.
(kk) “Participant” means a person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Stock Award.

(ll) “Performance Cash Award” means an award of cash granted pursuant to the terms and conditions of Section (6)(c)(ii).
(mm) “Performance Criteria” means the one or more criteria that the Administrator shall select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that shall be used to establish such Performance Goals may be based on any one of, or combination of, the following as determined by the Administrator: (i) earnings (including earnings per share and net earnings); (ii) earnings before interest, taxes and depreciation; (iii) earnings before interest, taxes, depreciation and amortization; (iv) total shareholder return; (v) return on equity or average shareholders’ equity; (vi) return on assets, investment or capital employed; (vii) stock price performance; (viii) margin (including gross margin); (ix) income (before or after taxes); (x) operating income; (xi) operating income after taxes; (xii) pre-tax profit, operating profit or net operating profit; (xiii) operating cash flow; (xiv) sales or revenue targets; (xv) increases in revenue; (xvi) expenses and cost reduction goals; (xvii) improvement in or attainment of working capital levels; (xviii) economic value added (or an equivalent metric); (xix) market share (in the aggregate or by segment); (xx) cash flow; (xxi) cash flow per share; (xxii) debt levels or debt reduction; (xxiii) objective measures of productivity and operating efficiency; (xxiv) performance of business acquisitions; (xxv) measures of customer satisfaction or retention; (xxvi) success in compliance with applicable laws and regulations and applicable accounting requirements; (xxvii) investor relations activities and success; (xxviii) shareholders’ equity; (xxix) capital expenditures; (xxx) measures of workforce diversity or retention; (xxxi) growth of net income or operating income; and (xxxii) any other measures of performance selected by the Administrator.
(nn) “Performance Goals” means, for a Performance Period, the one or more goals established by the Administrator for the Performance Period based upon the Performance Criteria. Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by the Administrator (i) in the Award Agreement at the time the Award is granted or (ii) in such other document setting forth the Performance Goals at the time the Performance Goals are established, the Administrator may, in its sole discretion, make appropriate adjustments in the method of calculating the attainment of Performance Goals for a Performance Period as follows: (A) to exclude restructuring and/or other nonrecurring charges; (B) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated Performance Goals; (C) to exclude the effects of changes to generally accepted accounting principles; (D) to exclude the effects of any statutory adjustments to corporate tax rates; (E) to exclude the effects of any “extraordinary items” as determined under generally accepted accounting principles; (F) to exclude the dilutive effects of acquisitions or joint ventures; (G) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture; (H) to exclude the effect of any change in the outstanding shares of Common Stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to shareholders other than regular cash dividends; (I) to exclude the effects of stock-based compensation and/or the award of bonuses under the Company’s bonus plans; (J) to exclude expenses incurred in the acquisition or disposition of businesses; and (K) to exclude the effect of any other unusual, non-recurring gain or loss or other extraordinary item. In addition, the Administrator retains the sole discretion to define the manner of calculating the Performance Criteria it selects to use for such Performance Period. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the Stock Award Agreement or the written terms of a Performance Cash Award.
(oo) “Performance Period” means the period of time selected by the Administrator over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Performance Stock Award or a Performance Cash Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Administrator.
(pp) “Performance Stock Award” means a Stock Award granted under the terms and conditions of Section 6(c)(i).
(qq) “Plan” means this Calavo Growers, Inc. 2020 Equity Incentive Plan, as it may be amended from time to time.

(rr) “Restricted Stock Award” means an award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 6(a).
(ss) “Restricted Stock Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award grant. Each Restricted Stock Award Agreement shall be subject to the terms and conditions of the Plan.
(tt) “Restricted Stock Unit Award” means a right to receive shares of Common Stock (and/or cash or other consideration of equal value) which is granted pursuant to the terms and conditions of Section 6(b).
(uu) “Restricted Stock Unit Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Unit Award evidencing the terms and conditions of a Restricted Stock Unit Award grant. Each Restricted Stock Unit Award Agreement shall be subject to the terms and conditions of the Plan.
(vv) “Securities Act” means the Securities Act of 1933, as amended.
(ww) “Share Reserve” has the meaning set forth in Section 3(a).
(xx) “Stock Appreciation Right” or “SAR” means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 5.
(yy) “Stock Appreciation Right Agreement” means a written agreement between the Company and a holder of a Stock Appreciation Right evidencing the terms and conditions of a Stock Appreciation Right grant. Each Stock Appreciation Right Agreement shall be subject to the terms and conditions of the Plan.
(zz) “Stock Award” means an Incentive Stock Option, a Nonstatutory Stock Option, a Restricted Stock Award, a Restricted Stock Unit Award, a Stock Appreciation Right, a Performance Stock Award or any Other Stock Award granted under the Plan.
(aaa) “Stock Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of a Stock Award grant. Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.
(bbb) “Subject Person” has the meaning set forth in Section 13(i)(i).
(ccc) “Subsidiary” means, with respect to the Company, (i) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%.
(ddd) “Ten Percent Shareholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company or any Affiliate.

CALAVO GROWERS, INC.

PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 21, 2021

THIS PROXY IS SOLICITED ON BEHALF OF

THE BOARD OF DIRECTORS.

The undersigned hereby appoints J. Link Leavens and Scott Van Der Kar, and each of them, as attorneys, agents and proxies of the undersigned, with full power of substitution and power to act alone, to act as proxy or proxies of the undersigned at the Annual Meeting of Shareholders of Calavo Growers, Inc. to be held on Wednesday, April 21, 2021 at 1:00 p.m., and at any and all adjournments or postponements thereof, and to vote as specified herein the number of shares which the undersigned, if personally present, would be entitled to vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE (1) “FOR” THE ELECTION OF THE ELEVEN DIRECTORS NOMINATED BY THE BOARD OF DIRECTORS AND NAMED ON THE REVERSE SIDE OF THIS PROXY, (2) “FOR” RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP, (3) “FOR” ADVISORY APPROVAL OF THE EXECUTIVE COMPENSATION DISCLOSED IN THE ACCOMPANYING PROXY STATEMENT AND (4) “FOR” THE APPROVAL OF THE CALAVO GROWERS, INC 2020 EQUITY INCENTIVE PLAN.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN, IT WILL BE VOTED “FOR” EACH OF THE NOMINEES NAMED IN PROPOSAL 1 AND “FOR” PROPOSALS 2, 3 AND 4 LISTED ON THE REVERSE SIDE OF THIS PROXY. IF NO DIRECTION IS GIVEN, THE VOTING POWER GRANTED TO THE PROXIES INCLUDES THE POWER TO VOTE CUMULATIVELY IN THE ELECTION OF DIRECTORS IF DEEMED NECESSARY OR APPROPRIATE BY THE PROXIES.

PLEASE SIGN AND DATE ON THE REVERSE SIDE.

1. ELECTION OF DIRECTORS	◻	FOR ALL NOMINEES LISTED BELOW	◻	WITHHOLD AUTHORITY to vote for all nominees listed below	◻	FOR ALL EXCEPT (To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” box and strike a line through the name(s) of the nominee(s) below)	◻	*CUMULATIVE VOTING ELECTION

* (INSTRUCTIONS: If you desire to allocate your votes to individual nominees on a cumulative basis, as explained in the accompanying Proxy Statement, mark the “CUMULATIVE VOTING ELECTION” box and indicate the number of votes that you would like to have cast FOR each nominee. The total of the votes you cast on this proxy may not exceed the number of shares you own times eleven. For example, if you own 100 shares, you are entitled to cast 1,100 votes for director nominees. However, if you have cast your proxy for either of the other above two choices, do not complete this table.)

Director Nominee Name	Number of Votes
Farha Aslam		Votes FOR
Marc L. Brown		Votes FOR
Michael A. DiGregorio		Votes FOR
Harold Edwards		Votes FOR
James Helin		Votes FOR
Steven Hollister		Votes FOR
Kathleen M. Holmgren		Votes FOR
John M. Hunt		Votes FOR
J. Link Leavens		Votes FOR
Donald M. Sanders		Votes FOR
Scott Van Der Kar		Votes FOR
Total Votes Cast:

2. RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF CALAVO GROWERS, INC. FOR THE YEAR ENDING OCTOBER 31, 2021

5. OTHER BUSINESS. In their discretion, the proxies are authorized to vote upon other business as may properly come before the meeting and at any and all adjournments or postponements thereof. The Board of Directors, at present, know of no other business to be presented at the meeting.

◻	FOR	◻	AGAINST	◻	ABSTAIN

3. ADVISORY VOTE APPROVING THE EXECUTIVE COMPENSATION DISCLOSED IN THE ACCOMPANYING PROXY STATEMENT ◻ FOR ◻ AGAINST ◻ ABSTAIN 4. APPROVAL OF THE CALAVO GROWERS, INC. 2020 EQUITY INCENTIVE PLAN
◻	FOR	◻	AGAINST	◻	ABSTAIN

I (WE) WILL	◻	WILL NOT	◻	ATTEND THE MEETING IN PERSON.

ADDRESS LABEL THIS SPACE MUST BE LEFT BLANK

The undersigned hereby ratifies and confirms all that the attorneys and proxies, or either of them, or their substitutes, shall lawfully do or cause to be done by virtue hereof, and hereby revokes any and all proxies heretofore given by the undersigned to vote at the meeting. The undersigned acknowledges receipt of the Notice of Annual Meeting and the Proxy Statement accompanying such notice.

	Dated:		,2021

Signature

Signature

Please date this proxy card and sign above exactly as your name appears on this card. Joint owners should each sign personally. Corporate proxies should be signed by an authorized officer. Executors, administrators, trustee, etc., should give their full titles.